Filed Pursuant to Rule 424(b)(3)

Registration No. 333-295199

Registration No. 333-297277

PROSPECTUS SUPPLEMENT NO. 8

(TO PROSPECTUS DATED MAY 1, 2026)

Up to 50,000,000 Common Shares

RUBICO INC.

This is a supplement (the “Prospectus Supplement”) to the prospectus, dated May 1, 2026 (as supplemented or amended from time to time, the “Prospectus”) of Rubico Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration Nos. 333-295199 and 333-297277), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Reports on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “Commission”) on July 31, 2026, August 7, 2026, August 14, 2026 and August 17, 2026 (the “Forms 6-K”). Accordingly, the Forms 6-K are attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 17, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2026

Commission File Number: 001-42684

Rubico Inc.
(Translation of registrant's name into English)

20 Iouliou Kaisara Str
19002, Paiania
Athens - Greece
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

On July 28, 2026, the Registrant issued a press release relating to the acquisition of Chemical/Product Oil Tankers, a copy of which is attached hereto as Exhibit 99.1.

The Share Purchase Agreement

On July 27, 2026, Rubico Inc. (the “Company”) entered into a Share Purchase Agreement (the “SPA”) with Top Ship Inc. (the “Seller”), an affiliate of Mr. Evangelos Pistiolis, to purchase 500 registered shares of Roman Shark V Inc. (the “SPV”), representing all of the issued and outstanding shares of the SPV. The SPV has entered into a shipbuilding contract with Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the purchase of a 47,499 dwt chemical/product oil carrier. The tanker is scheduled for delivery in the second quarter of 2029.

The purchase price for all of the shares of the SPV is approximately $6.5 million (the “Purchase Price”) which is payable on the closing of the acquisition of the SPV (the “Closing”) no later than September 30, 2026. A previously paid advance cash payment of $0.3 million will be credited against the Purchase Price. The Company may elect to make the payment of any unpaid part of the Purchase Price for the SPV in the form of newly-issued Series G Preferred Shares.

Pursuant to the SPA, to the extent the Company raises capital through the issuance of any common stock, preferred stock, or other equity interest prior to the Closing, the Company shall be obligated to apply 100% of the net cash proceeds of such financing or equity raises directly toward the payment of the Purchase Price at Closing (the “Cash Sweep”). The Seller may waive the Cash Sweep unilaterally by notifying the Company prior to the Closing.

The Seller has also secured time charter employment with a major oil trader for the vessel, starting from its delivery and for a firm duration of seven years, with charterer’s option to extend for four additional years. The total potential gross revenue backlog from this contract, including optional years, is about $75.4 million.

The SPV has entered into a definitive sale and leaseback financing agreement (“Financing”) with ABC Financial Leasing Co., Ltd., a major Chinese leasing company, or its controlled subsidiaries. The Financing is in an aggregate amount of 85% of the pre-delivery installments payable under the shipbuilding contract. The aggregate amount of pre-delivery installments payable under the shipbuilding contract is $45.2 million, out of which $6.8 million has already been settled. The Financing bears an effective interest rate of Term SOFR plus a margin of 1.80%. Under the Financing, upon delivery of the vessel the Company will make quarterly installment payments of $0.5 million over a period of 10 years with a balloon payment of $18.2 million payable together with the last installment. The Seller and the Company will provide corporate guarantees in favor of the leasing company.

The acquisition was approved by a special committee composed of independent and disinterested members of the Company’s board of directors, (the “Transaction Committee”). The Transaction Committee obtained a fairness opinion relating to the consideration of this transaction from an independent financial advisor.

The information contained in this Report, except for the commentary of Kalliopi Ornithopoulou contained in Exhibit 99.1, is hereby incorporated by reference into the Registrant’s registration statement on Form F-3 (File No. 333-297207).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Rubico Inc.
(Registrant)

Date: July 31, 2026	/s/ Kalliopi Ornithopoulou
Kalliopi Ornithopoulou
Chief Executive Officer

EXHIBIT 99.1

Rubico Announces Acquisition of 3rd Newbuilding MR Tanker and a 24% Increase of Potential Gross Revenue Backlog to About $379 Million

ATHENS, Greece, July 28, 2026 (GLOBE NEWSWIRE) -- Rubico Inc. (Nasdaq: RUBI) (the “Company” or “Rubico”), a global provider of shipping transportation services specializing in the ownership of vessels, announced today that, pursuant to its previously announced letter of intent (the “LOI”), it has entered into a share purchase agreement (the “SPA”) with Top Ships Inc., a related party controlled by Rubico's controlling shareholder, to purchase the shares of a company (the “SPV”) that is party to a shipbuilding contract with Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of a 47,499 dwt chemical/product oil carrier (the “Newbuilding MR Tanker”). The Newbuilding MR Tanker is scheduled for delivery in the second quarter of 2029. The SPV has secured time charter employment for the vessel with a major oil trader, starting from its delivery and for a firm duration of seven years, with charterer’s option to extend for four additional years. The total potential gross revenue backlog from this contract, including optional years, is about $75.4 million.

The SPV has also entered into a sale and leaseback financing agreement with a major Chinese leasing company for an amount of 85% of the installment payments under the shipbuilding contract. The purchase price under the shipbuilding contract, payable in installments up to the delivery of the vessel, is $45.2 million out of which $6.8 million has already been settled. The financing bears an interest rate of Term SOFR plus a margin of 1.80%. Under the financing, following the delivery of the vessel, the Company will pay quarterly installments of $0.5 million over a period of 10 years with a balloon payment of $18.2 million payable together with the last installment. Top Ships Inc. and the Company will provide corporate guarantees in favor of the leasing company.

The aggregate purchase price for 100% of the shares of the SPV is approximately $6.5 million (the “Consideration”), payable in full at closing. The advance cash payment of $0.3 million of the LOI will be credited against the Consideration. The transaction is expected to close by September 30, 2026, subject to customary closing conditions.

The acquisition was approved by a special committee composed of independent and disinterested members of the Company’s board of directors, which obtained a fairness opinion with respect to the consideration paid to acquire the SPV from an independent financial advisor.

Kalliopi Ornithopoulou, the Company’s President, Chairwoman & Chief Executive Officer, stated:

“This acquisition, consistent with our strategy of deploying capital into our core tanker business, marks a significant milestone that further expands our fleet and strengthens our contracted revenue base. As a result, our total potential gross revenue backlog from our three newbuilding MR tankers increases to approximately $226.3 million. Including contracted time charters for our operating fleet, total potential gross revenue backlog—including optional years—rises to approximately $379.2 million, underscoring the strength and visibility of our future cash flows.”

About the Company

Rubico Inc. is a global provider of shipping transportation services specializing in the ownership of vessels. The Company is an international owner and operator of two modern, fuel efficient, eco 157,000 dwt Suezmax tankers. Furthermore, the Company owns one 47,499 dwt MR tanker newbuilding scheduled for delivery in the fourth quarter of 2029 and a 60-meter newbuilding megayacht scheduled for delivery in the second quarter of 2027, which the Company intends to divest. In addition, the Company has entered into two share purchase agreements to acquire two shipowning companies that own two high-specification 47,499 dwt MR tanker newbuildings scheduled for delivery in the second and third quarters of 2029, with closing of these share purchase agreements to occur by September 30, 2026.

The Company is incorporated under the laws of the Republic of the Marshall Islands and has executive offices in Athens, Greece. The Company's common shares trade on the Nasdaq Capital Market under the symbol “RUBI”.

Please visit the Company’s website at: https://rubicoinc.com/

For further information please contact:
Nikolaos Papastratis
Chief Financial Officer
Rubico Inc.
Tel: +30 210 812 8107
Email: npapastratis@rubicoinc.com

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts, including statements regarding future revenues and cash flows and the potential acquisition of newbuildings.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. Please see the Company’s filings with the Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties. The information set forth herein speaks only as of the date hereof, and the Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2026

Commission File Number: 001-42684

Rubico Inc.
(Translation of registrant's name into English)

20 Iouliou Kaisara Str
19002, Paiania
Athens - Greece
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F     ☒          Form 40-F     ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On August 5, 2026, Rubico Inc. (the “Company”) entered into an ATM Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc., as sales agent (the “Sales Agent”), pursuant to which the Company may issue and sell, from time to time, through or to the Sales Agent, up to an aggregate of $25 million of its common shares, par value $0.01 per share (the “Common Shares”).

Attached to this Report on Form 6-K as Exhibit 1.1 is a copy of the Sales Agreement, dated August 5, 2026, by and between the Company and Sales Agent.

Attached to this Report on Form 6-K as Exhibit 5.1 is the opinion of Watson Farley & Williams LLP, relating to the Common Shares.

The information contained in this Report, is hereby incorporated by reference into the Registrant’s registration statement on Form F-3 (File No. 333-297207).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Rubico Inc.
(Registrant)

Date: August 7, 2026	/s/ Nikolaos Papastratis
Nikolaos Papastratis
Chief Financial Officer

Exhibit 1.1

RUBICO INC.

Common Stock

(par value $0.01 per share)

At Market Issuance Sales Agreement

August 5, 2026

B. Riley Securities, Inc.

1655 Fort Meyer Drive, 12th Floor

Arlington, VA 22209

Ladies and Gentlemen:

Rubico Inc., a Republic of the Marshall Islands corporation (the “Company”), confirms its agreement (this “Agreement”) with B. Riley Securities, Inc. (the “Agent”) as follows:

1.                     Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through or to the Agent, as sales agent or principal, shares (the “Placement Shares”); of the Company’s common shares, par value $0.01 per share (the “Common Stock”); provided however, that in no event shall the Company issue or sell through the Agent such number of Placement Shares that (a) exceeds the number of shares or dollar amount of Common Stock registered on the effective Registration Statement (as defined below) pursuant to which the offering is being made or (b) exceeds the number of shares or dollar amount registered on the Prospectus Supplement (as defined below) (the lesser of (a) or (b) the “Maximum Amount”) and provided further, however, that in no event shall the aggregate number of Placement Shares sold pursuant to this Agreement exceed the number of authorized but unissued shares of Common Stock. Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the number of Placement Shares issued and sold under this Agreement shall be the sole responsibility of the Company and that the Agent shall have no obligation in connection with such compliance. The issuance and sale of Placement Shares through the Agent will be effected pursuant to the Registration Statement (as defined below), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue any Placement Shares.

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended and the rules and regulations thereunder (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”), a registration statement on Form F-3 (File No. 333-297207), including a base prospectus, relating certain securities including the Placement Shares to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the “Exchange Act”). The Company has prepared a prospectus supplement to the base prospectus included as part of such registration statement specifically relating to the Placement Shares (the “Prospectus Supplement”). Upon request, the Company will furnish to the Agent, for use by the Agent, copies of the base prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Placement Shares. Except where the context otherwise requires, such registration statement, and any post-effective amendment thereto, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act or any subsequent registration statement on Form F-3 filed pursuant to Rule 415 under the Securities Act by the Company to cover any Placement Shares, is herein called the “Registration Statement.” The base prospectus, including all documents incorporated or deemed incorporated therein by reference to the extent such information has not been superseded or modified in accordance with Rule 412 under the Securities Act (as qualified by Rule 430B(g) of the Securities Act), included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such base prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission incorporated by reference therein (the “Incorporated Documents”).

For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include the most recent copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System, or if applicable, the Interactive Data Electronic Application system when used by the Commission (collectively, “EDGAR”).

2.                     Placements. Each time that the Company wishes to issue and sell Placement Shares hereunder (each, a “Placement”), it will notify the Agent by electronic mail (or other method mutually agreed to in writing by the parties) of the number of Placement Shares, the time period during which sales are requested to be made, any limitation on the number of Placement Shares that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), the form of which is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 3 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from the Agent set forth on Schedule 3, as such Schedule 3 may be amended from time to time. The Placement Notice shall be effective immediately upon receipt by the Agent unless and until (i) the Agent declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Shares thereunder has been sold, (iii) the Company suspends or terminates the Placement Notice, which suspension and termination rights may be exercised by the Company in its sole discretion, or (iv) this Agreement has been terminated under the provisions of Section 13. The amount of any discount, commission or other compensation to be paid by the Company to the Agent in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 2. It is expressly acknowledged and agreed that neither the Company nor the Agent will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Company delivers a Placement Notice to the Agent and the Agent does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of Sections 2 or 3 of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

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3.                     Sale of Placement Shares by the Agent. Subject to the terms and conditions of this Agreement, for the period specified in a Placement Notice, the Agent will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq Capital Market (the “Exchange”), to sell the Placement Shares up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. The Agent will provide written confirmation to the Company no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the prices at which the Placement Shares were sold, the compensation payable by the Company to the Agent pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by the Agent (as set forth in Section 5(b)) from the gross proceeds that it receives from such sales. Subject to the terms of a Placement Notice, the Agent may sell Placement Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act. “Trading Day” means any day on which shares of Common Stock are purchased and sold on the Exchange.

4.                     Suspension of Sales. The Company or the Agent may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 3, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 3), suspend any sale of Placement Shares (a “Suspension”); provided, however, that such suspension shall not affect or impair any party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. While a Suspension is in effect, any obligation under Sections 7(l), 7(m), and 7(n) with respect to the delivery of certificates, opinions, or comfort letters to the Agent, shall be waived. Each of the parties agrees that no such notice under this Section 4 shall be effective against any other party unless it is made to one of the individuals named on Schedule 3 hereto, as such Schedule may be amended from time to time.

5.                     Sale and Delivery to the Agent; Settlement.

a.                   Sale of Placement Shares. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon the Agent’s acceptance of the terms of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, the Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Exchange to sell such Placement Shares up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. The Company acknowledges and agrees that (i) there can be no assurance that the Agent will be successful in selling Placement Shares, (ii) the Agent will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by the Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Exchange to sell such Placement Shares as required under this Agreement and (iii) the Agent shall be under no obligation to purchase Placement Shares on a principal basis pursuant to this Agreement, except as otherwise agreed by the Agent and the Company.

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b.                  Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the first (1st) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The Agent shall notify the Company of each sale of Placement Shares no later than the opening of the Trading Day following the Trading Day that the Agent sold Placement Shares. The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the Agent, after deduction for (i) the Agent’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, and (ii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

c.                   Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting the Agent’s or its designee’s account (provided the Agent shall have given the Company written notice of such designee and such designee’s account information at least one Trading Day prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System, provided that the Agent has initiated a “receive” in the Deposit and Withdrawal at Custodian System for the applicable number of Placement Shares, or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, the Agent will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date through no fault of the Agent, then in addition to and in no way limiting the rights and obligations set forth in Section 11(a) hereto, it will (i) hold the Agent harmless against any loss, claim, damage, or reasonable, documented expense (including reasonable and documented legal fees and expenses), as incurred, arising out of or in connection with such default by the Company or its transfer agent (if applicable) and (ii) pay to the Agent (without duplication) any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

d.                  Limitations on Offering Size. Under no circumstances shall the Company cause or request the offer or sale of any Placement Shares if, after giving effect to the sale of such Placement Shares, the aggregate number of Placement Shares sold pursuant to this Agreement would exceed the lesser of (A) together with all sales of Placement Shares under this Agreement, the Maximum Amount, (B) the amount available for offer and sale under the currently effective Registration Statement and (C) the amount authorized from time to time to be issued and sold under this Agreement by the Company’s board of directors, a duly authorized committee thereof or a duly authorized executive committee, and notified to the Agent in writing. Under no circumstances shall the Company cause or request the offer or sale of any Placement Shares pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Company’s board of directors, a duly authorized committee thereof or a duly authorized executive committee, and notified to the Agent in writing.

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6.                     Representations and Warranties of the Company. Except as disclosed in the Registration Statement or Prospectus (including the Incorporated Documents), the Company represents and warrants to, and agrees with the Agent that as of the date of this Agreement and as of each Applicable Time (as defined below), unless such representation, warranty or agreement specifies a different date or time:

a.                   Registration Statement and Prospectus. The transactions contemplated by this Agreement meet the requirements for and comply with the conditions for the use of Form F-3 under the Securities Act. The Registration Statement has been filed with the Commission and has been declared effective under the Securities Act. The Prospectus Supplement will name the Agent as the agent in the section entitled “Plan of Distribution.” The Company has not received, and has no notice of, any order of the Commission preventing or suspending the use of the Registration Statement, or threatening or instituting proceedings for that purpose. The Registration Statement and the offer and sale of Placement Shares as contemplated hereby meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed, as applicable. Copies of the Registration Statement, the Prospectus, and any such amendments or supplements and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Agent and its counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date and completion of the distribution of the Placement Shares, will not distribute any offering material in connection with the offering or sale of the Placement Shares other than the Registration Statement and the Prospectus and any Issuer Free Writing Prospectus (as defined below) to which the Agent has consented, which consent will not be unreasonably withheld or delayed, or that is required by applicable law or the listing maintenance requirements of the Exchange. The Common Stock is currently quoted on the Exchange under the trading symbol “RUBI.” The Company has not, in the 12 months preceding the date hereof, received notice from the Exchange to the effect that the Company is not in compliance with the listing or maintenance requirements of the Exchange. To the Company’s knowledge, it is in compliance with all such listing and maintenance requirements.

b.                  No Misstatement or Omission. At each Settlement Date, the Registration Statement and the Prospectus, as of such date, will conform in all material respects with the requirements of the Securities Act. The Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus and any amendment and supplement thereto, on the date thereof and at each Applicable Time (defined below), did not or will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in the Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Agent specifically for use in the preparation thereof.

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c.                   Conformity with Securities Act and Exchange Act. The Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto, and the Incorporated Documents, when such documents were or are filed with the Commission under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

d.                  Financial Information. The consolidated financial statements of the Company included or incorporated by reference in the Registration Statement and the Prospectus, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries (as defined below) as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the Subsidiaries for the periods specified (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate) and have been prepared in compliance with the published requirements of the Securities Act and Exchange Act, as applicable, and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except (i) for such adjustments to accounting standards and practices as are noted therein and (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) during the periods involved; the other financial and statistical data with respect to the Company and the Subsidiaries contained or incorporated by reference in the Registration Statement and the Prospectus, are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Registration Statement, or the Prospectus that are not included or incorporated by reference as required; the Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off balance sheet obligations), not described in the Registration Statement, and the Prospectus which are required to be described in the Registration Statement or Prospectus; and all disclosures contained or incorporated by reference in the Registration Statement and the Prospectus, if any, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

e.                   Conformity with EDGAR Filing. The Prospectus delivered to the Agent for use in connection with the sale of the Placement Shares pursuant to this Agreement will be identical to the versions of the Prospectus created to be transmitted to the Commission for filing via EDGAR, except to the extent permitted by Regulation S-T.

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f.                    Organization. The Company and any subsidiary that is a significant subsidiary (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the Commission) (each, a “Subsidiary,” collectively, the “Subsidiaries”), are, and will be, duly organized, validly existing as a corporation and in good standing under the laws of their respective jurisdictions of organization. The Company and the Subsidiaries are duly licensed or qualified as a foreign corporation for transaction of business and in good standing under the laws of each other jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such license or qualification, and have all corporate power and authority necessary to own or hold their respective properties and to conduct their respective businesses as described in the Registration Statement and the Prospectus, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the assets, business, operations, earnings, properties, condition (financial or otherwise), prospects, stockholders’ equity or results of operations of the Company and the Subsidiaries taken as a whole, or prevent the consummation of the transactions contemplated hereby (a “Material Adverse Effect”).

g.                  Subsidiaries. The Company owns directly or indirectly, all of the equity interests of the Subsidiaries free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction except for those arising under any applicable credit facility or loan or lease agreement, and all the equity interests of the Subsidiaries are validly issued and are fully paid, nonassessable and free of preemptive and similar rights. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 8.1 to the Company’s Annual Report on Form 20-F for the most recently ended fiscal year and other than (i) those subsidiaries not required to be listed on Exhibit 8.1 by Form 20-F and (ii) those subsidiaries formed since the last day of the most recently ended fiscal year.

h.                  No Violation or Default. Neither the Company nor any Subsidiary is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other similar agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the property or assets of the Company or any Subsidiary is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of each of clauses (ii) and (iii) above, for any such violation or default that would not, individually or in the aggregate, have a Material Adverse Effect. To the Company’s knowledge, no other party under any material contract or other agreement to which it or any Subsidiary is a party is in default in any respect thereunder where such default would have a Material Adverse Effect.

i.                    No Material Adverse Effect. Since the date of the most recent financial statements of the Company included or incorporated by reference in the Registration Statement and Prospectus, there has not been (i) any Material Adverse Effect, or any development that would result in a Material Adverse Effect, (ii) any transaction which is material to the Company and the Subsidiaries taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by the Company or the Subsidiaries, which is material to the Company and the Subsidiaries taken as a whole, (iv) any material change in the capital stock (other than (A) the grant of additional options under the Company’s existing stock option plans, (B) changes in the number of outstanding shares of Common Stock of the Company due to the issuance of shares upon the exercise or conversion of securities exercisable for, or convertible into, Common Stock, the issuance of which securities was disclosed in the Registration Statement or Prospectus (including any document incorporated by reference therein), (C) as a result of the issuance of Placement Shares, (D) any repurchases of capital stock of the Company, (E) as described in a proxy statement, (F) as a result of the issuance of shares of Common Stock pursuant to the Common Stock Purchase Agreement entered into with B. Riley Principal Capital II, LLC dated April 20, 2026, or (G) otherwise publicly announced) or outstanding long-term indebtedness of the Company or the Subsidiaries or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any Subsidiary, other than in each case above in the ordinary course of business or as otherwise disclosed in the Registration Statement or Prospectus (including any document incorporated by reference therein).

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j.                    Capitalization. The issued and outstanding shares of capital stock of the Company have been validly issued, are fully paid and non-assessable and, other than as disclosed in the Registration Statement or the Prospectus, are not subject to any preemptive rights, rights of first refusal or similar rights. The Company has an authorized, issued and outstanding capitalization as set forth in the Registration Statement and the Prospectus as of the dates referred to therein (other than (i) the grant of additional options under the Company’s existing stock option plans, (ii) changes in the number of outstanding Common Stock of the Company due to the issuance of shares upon the exercise or conversion of securities exercisable for, or convertible into, Common Stock, the issuance of which securities was disclosed in the Registration Statement or Prospectus (including any document incorporated by reference therein), (iii) as a result of the issuance of Placement Shares, (iv) any repurchases of capital stock of the Company, or (v) as a result of the issuance of shares of Common Stock pursuant to the Common Stock Purchase Agreement entered into with B. Riley Principal Capital II, LLC dated April 20, 2026) and such authorized capital stock conforms to the description thereof set forth in the Registration Statement and the Prospectus. The description of the Common Stock in the Registration Statement and the Prospectus is complete and accurate in all material respects. Except as disclosed in or contemplated by the Registration Statement or the Prospectus, the Company did not have outstanding any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or exchangeable for, or any contracts or commitments to issue or sell, any shares of capital stock or other securities.

k.                  F-3 Eligibility. (i) At the time of filing the Registration Statement and (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), the Company met the then applicable requirements for use of Form F-3 under the Securities Act, including compliance with General Instruction I.B.1 of Form F-3, as applicable. The Company is not a shell company (as defined in Rule 405 under the Securities Act) and has not been a shell company for at least 12 calendar months previously and if it has been a shell company at any time previously, has filed current Form 10 information (as defined in General Instruction I.B.5 of Form F-3) with the Commission at least 12 calendar months previously reflecting its status as an entity that is not a shell company.

8

l.                    Authorization; Enforceability. The Company has full legal right, power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles and (ii) the indemnification and contribution provisions of Section 11 hereof may be limited by federal or state securities laws and public policy considerations in respect thereof.

m.                Authorization of Placement Shares. The Placement Shares, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, will be duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim (other than any pledge, lien, encumbrance, security interest or other claim arising from an act or omission of the Agent or a purchaser), including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act. The Placement Shares, when issued, will conform in all material respects to the description thereof set forth in or incorporated into the Prospectus.

n.                  No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or any governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, and the issuance and sale by the Company of the Placement Shares as contemplated hereby, except for such consents, approvals, authorizations, orders and registrations or qualifications (i) as may be required under applicable state securities laws or by the by-laws and rules of the Financial Industry Regulatory Authority (“FINRA”) or the Exchange, including any notices that may be required by the Exchange, in connection with the sale of the Placement Shares by the Agent, (ii) as may be required under the Securities Act and (iii) as have been previously obtained by the Company.

o.                  No Preferential Rights. Except as disclosed in the Registration Statement or Prospectus (including any document incorporated by reference therein), (i) no person, as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act (each, a “Person”), has the right, contractual or otherwise, to cause the Company to issue or sell to such Person any Common Stock or shares of any other capital stock or other securities of the Company (other than upon the exercise of options or warrants to purchase Common Stock or upon the exercise of options that may be granted from time to time under the Company’s stock option plan), (ii) no Person has any preemptive rights, rights of first refusal, or any other rights (whether pursuant to a “poison pill” provision or otherwise) to purchase any Common Stock or shares of any other capital stock or other securities of the Company from the Company which have not been duly waived with respect to the offering contemplated hereby, (iii) no Person has the right to act as an underwriter or as a financial advisor to the Company in connection with the offer and sale of the Placement Shares, and (iv) no Person has the right, contractual or otherwise, to require the Company to register under the Securities Act any Common Stock or shares of any other capital stock or other securities of the Company, or to include any such shares or other securities in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Placement Shares as contemplated thereby or otherwise, except in each case for such rights as have been waived on or prior to the date hereof.

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p.                  Independent Public Accountant. Deloitte Certified Public Accountants S.A. (the “Accountant”), whose report on the consolidated financial statements of the Company is filed with the Commission as part of the Company’s most recent Annual Report on Form 20-F filed with the Commission and incorporated into the Registration Statement, are and, during the periods covered by their report, were independent public accountants within the meaning of the Securities Act and the Public Company Accounting Oversight Board (United States). To the Company’s knowledge, the Accountant is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to the Company.

q.                  Enforceability of Agreements. All agreements between the Company and third parties expressly referenced in the Prospectus, other than such agreements that have expired by their terms or whose termination is disclosed in documents filed by the Company on EDGAR, are legal, valid and binding obligations of the Company and, to the Company’s knowledge, enforceable in accordance with their respective terms, except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles and (ii) the indemnification provisions of certain agreements may be limited by federal or state securities laws or public policy considerations in respect thereof, and except for any unenforceability that, individually or in the aggregate, would not have a Material Adverse Effect.

r.                    No Litigation. There are no legal or governmental proceedings pending or threatened to which the Company or any Subsidiary is a party or to which any of the properties of the Company or any Subsidiary is subject (i) other than proceedings accurately described in all material respects in the Prospectus and proceedings that would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by the Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

s.                   Licenses and Permits. The Company and the Subsidiaries possess or have obtained, all licenses, certificates, consents, orders, approvals, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as currently conducted, as described in the Registration Statement and the Prospectus (the “Permits”), except where the failure to possess, obtain or make the same would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary has received written notice of any proceeding relating to revocation or modification of any such Permit or has any reason to believe that such Permit will not be renewed in the ordinary course, except where the failure to obtain any such renewal would not, individually or in the aggregate, have a Material Adverse Effect.

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t.                    No Material Defaults. Neither the Company nor any Subsidiary has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults, individually or in the aggregate, would have a Material Adverse Effect. The Company has not filed a report pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of its last Annual Report on Form 20-F, indicating that it (i) has failed to pay any dividend or sinking fund installment on preferred stock or (ii) has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults, individually or in the aggregate, would have a Material Adverse Effect.

u.                  Certain Market Activities. Neither the Company, nor any Subsidiary, nor, to the knowledge of the Company, any of their respective directors, officers or controlling persons has taken, directly or indirectly, any action designed, or that has constituted or would cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Placement Shares.

v.                  Broker/Dealer Relationships. Neither the Company nor any Subsidiary or any related entities (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or (ii) directly or indirectly through one or more intermediaries, controls or is a “person associated with a member” or “associated person of a member” (within the meaning set forth in the FINRA Manual).

w.                No Reliance. The Company has not relied upon the Agent or legal counsel for the Agent for any legal, tax or accounting advice in connection with the offering and sale of the Placement Shares.

x.                  Taxes. The Company and the Subsidiaries have filed all federal, state, local and foreign tax returns which have been required to be filed and paid all taxes shown thereon through the date hereof, to the extent that such taxes have become due and are not being contested in good faith, except where the failure to do so would not have a Material Adverse Effect. Except as otherwise disclosed in or contemplated by the Registration Statement or the Prospectus, no tax deficiency has been determined adversely to the Company or any Subsidiary which has had, or would have, individually or in the aggregate, a Material Adverse Effect. The Company has no knowledge of any federal, state or other governmental tax deficiency, penalty or assessment which has been or might be asserted or threatened against it which would have a Material Adverse Effect.

y.                  Title to Real and Personal Property. The Company and the Subsidiaries have good and valid title in fee simple to all items of real property and good and valid title to all personal property described in the Registration Statement or Prospectus as being owned by them that are material to the businesses of the Company or such Subsidiary, in each case free and clear of all liens, encumbrances and claims, except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries or (ii) would not, individually or in the aggregate, have a Material Adverse Effect. Any real property described in the Registration Statement or Prospectus as being leased by the Company and the Subsidiaries is held by them under valid, existing and enforceable leases, except those that (A) do not materially interfere with the use made or proposed to be made of such property by the Company or the Subsidiaries or (B) would not, individually or in the aggregate, have a Material Adverse Effect.

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z.                   Intellectual Property. The Company and the Subsidiary own or possess adequate enforceable rights to use all patents, patent applications, trademarks (both registered and unregistered), trade names, trademark registrations, service marks, service mark registrations, Internet domain name registrations, copyrights, copyright registrations, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, the “Intellectual Property”), necessary for the conduct of their respective businesses as conducted as of the date hereof, except to the extent that the failure to own or possess adequate rights to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and the Subsidiaries have not received any written notice of any claim of infringement or conflict which asserted Intellectual Property rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect. There are no pending, or to the Company’s knowledge, threatened judicial proceedings or interference proceedings challenging the Company’s or any Subsidiary’s rights in or to or the validity of the scope of any of the Company’s or its Subsidiaries’ patents, patent applications or proprietary information. No other entity or individual has any right or claim in any of the Company’s or any of its Subsidiary’s patents, patent applications or any patent to be issued therefrom by virtue of any contract, license or other agreement entered into between such entity or individual and the Company or any Subsidiary or by any non-contractual obligation, other than by written licenses granted by the Company or any Subsidiary. The Company has not received any written notice of any claim challenging the rights of the Company or its Subsidiaries in or to any Intellectual Property owned, licensed or optioned by the Company or any Subsidiary which claim, if the subject of an unfavorable decision, would result in a Material Adverse Effect.

aa.               Compliance with Applicable Laws. The Company has not been advised, and has no reason to believe, that it and each of its subsidiaries are not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, except where failure to be so in compliance would not result in a Material Adverse Effect.

bb.              Environmental Laws. The Company and the Subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as described in the Registration Statement and the Prospectus; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of any of clauses (i), (ii) or (iii) above, for any such failure to comply or failure to receive required permits, licenses, other approvals or liability as would not, individually or in the aggregate, have a Material Adverse Effect.

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cc.               Disclosure Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not aware of any material weaknesses in its internal control over financial reporting (other than as set forth in the Registration Statement or the Prospectus). Since the date of the latest audited financial statements of the Company included in the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting (other than as set forth in the Registration Statement or the Prospectus). The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) that comply with the requirements of the Exchange Act. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of a date within 90 days prior to the filing date of the Form 20-F for the fiscal year most recently ended (such date, the “Evaluation Date”). The Company presented in its Form 20-F for the fiscal year most recently ended the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the most recent Evaluation Date, and the “disclosure controls and procedures” are effective.

dd.              Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the Commission during the past 12 months. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Exchange Act Rules 13a-15 and 15d-15.

ee.               Finder’s Fees. Neither the Company nor any Subsidiary has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated, except as may otherwise exist with respect to the Agent pursuant to this Agreement.

ff.                 Labor Disputes. No labor disturbance by or dispute with employees of the Company or any Subsidiary exists or, to the knowledge of the Company, is threatened which would result in a Material Adverse Effect.

gg.              Investment Company Act. Neither the Company nor any Subsidiary is or, after giving effect to the offering and sale of the Placement Shares, will be required to register as an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

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hh.              Operations. The operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions to which the Company or the Subsidiaries are subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Company (collectively, the “Money Laundering Laws”), except where the failure to be in such compliance would not result in a Material Adverse Effect; and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

ii.                  Off-Balance Sheet Arrangements. There are no transactions, arrangements and other relationships between and/or among the Company, and/or, to the knowledge of the Company, any of its affiliates and any unconsolidated entity, including, but not limited to, any structured finance, special purpose or limited purpose entity (each, an “Off Balance Sheet Transaction”) that would affect materially the Company’s liquidity or the availability of or requirements for its capital resources, including those Off Balance Sheet Transactions described in the Commission’s Statement about Management’s Discussion and Analysis of Financial Conditions and Results of Operations (Release Nos. 33-8056; 34-45321; FR-61), required to be described in the Registration Statement or the Prospectus which have not been described as required.

jj.                  Underwriter Agreements. Other than with respect to this Agreement, the Company is not a party to any agreement with an agent or underwriter for any other “at the market” or continuous equity transaction, other than with respect to the offering or sale of Common Stock issuable upon conversion of securities or the exercise of warrants, options or other rights disclosed in filings by the Company available on EDGAR or otherwise in writing to the Agent or Common Stock pursuant to the Common Stock Purchase Agreement entered into with B. Riley Principal Capital II, LLC dated April 20, 2026.

kk.              ERISA. To the knowledge of the Company, (i) each material employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and the Subsidiaries has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred which would result in a material liability to the Company with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and (iii) for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) equals or exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions, other than, in the case of (i), (ii) and (iii) above, as would not have a Material Adverse Effect.

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ll.                  Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) (a “Forward-Looking Statement”) contained in the Registration Statement and the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

mm.          Margin Rules. Neither the issuance, sale and delivery of the Placement Shares nor the application of the proceeds thereof by the Company as described in the Registration Statement and the Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

nn.              Insurance. The Company and the Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as the Company and the Subsidiaries reasonably believe are adequate for the conduct of their business.

oo.              No Improper Practices. (i) Neither the Company nor, to the Company’s knowledge, the Subsidiaries, nor to the Company’s knowledge, any of their respective executive officers has, in the past five years, made any unlawful contributions to any candidate for any political office (or failed fully to disclose any contribution in violation of law) or made any contribution or other payment to any official of, or candidate for, any federal, state, municipal, or foreign office or other person charged with similar public or quasi-public duty in violation of any law or of the character required to be disclosed in the Prospectus; (ii) no relationship, direct or indirect, exists between or among the Company or, to the Company’s knowledge, the Subsidiaries or any affiliate of any of them, on the one hand, and the directors, officers and stockholders of the Company or, to the Company’s knowledge, the Subsidiaries, on the other hand, that is required by the Securities Act to be described in the Registration Statement and the Prospectus that is not so described; (iii) no relationship, direct or indirect, exists between or among the Company or the Subsidiaries or any affiliate of them, on the one hand, and the directors, officers, stockholders or directors of the Company or, to the Company’s knowledge, the Subsidiaries, on the other hand, that is required by the rules of FINRA to be described in the Registration Statement and the Prospectus that is not so described; (iv) there are no material outstanding loans or advances or material guarantees of indebtedness by the Company or, to the Company’s knowledge, the Subsidiaries to or for the benefit of any of their respective officers or directors or any of the members of the families of any of them; and (v) the Company has not offered, or caused any placement agent to offer, Common Stock to any person with the intent to influence unlawfully (A) a customer or supplier of the Company or the Subsidiaries to alter the customer’s or supplier’s level or type of business with the Company or the Subsidiaries or (B) a trade journalist or publication to write or publish favorable information about the Company or the Subsidiaries or any of their respective products or services, and, (vi) neither the Company nor the Subsidiaries nor, to the Company’s knowledge, any employee or agent of the Company or the Subsidiaries has made any payment of funds of the Company or the Subsidiaries or received or retained any funds in violation of any law, rule or regulation (including, without limitation, the Foreign Corrupt Practices Act of 1977), which payment, receipt or retention of funds is of a character required to be disclosed in the Registration Statement or the Prospectus.

pp.              Status Under the Securities Act. The Company was not and is not an ineligible issuer as defined in Rule 405 under the Securities Act at the times specified in Rules 164 and 433 under the Securities Act in connection with the offering of the Placement Shares.

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qq.              No Misstatement or Omission in an Issuer Free Writing Prospectus. Each Issuer Free Writing Prospectus, as of its issue date and as of each Applicable Time (as defined in Section 25 below), did not, does not and will not, through the completion of the Placement or Placements for which such Issuer Free Writing Prospectus is issued, include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any incorporated document deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by the Agent specifically for use therein.

rr.                 No Conflicts. Neither the execution of this Agreement, nor the issuance, offering or sale of the Placement Shares, nor the consummation of any of the transactions contemplated herein, nor the compliance by the Company with the terms and provisions hereof will conflict with, or will result in a breach of, any of the terms and provisions of, or has constituted or will constitute a default under, or has resulted in or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to the terms of any contract or other agreement to which the Company may be bound or to which any of the property or assets of the Company is subject, except (i) such conflicts, breaches or defaults as may have been waived and (ii) such conflicts, breaches and defaults that would not have a Material Adverse Effect; nor will such action result (x) in any violation of the provisions of the organizational or governing documents of the Company, or (y) in any material violation of the provisions of any statute or any order, rule or regulation applicable to the Company or of any court or of any federal, state or other regulatory authority or other government body having jurisdiction over the Company, except where such violation would not have a Material Adverse Effect.

ss.                OFAC.

(i)                     Neither the Company nor any Subsidiary (collectively, the “Entity”) nor any director or officer of the Entity nor, to the Company’s knowledge, any employee, agent, affiliate or representative of the Entity, is a government, individual, or entity (in this paragraph (uu), “Person”) that is, or is owned or controlled by a Person that is:

(a)               the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), His Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(b)               located, organized or resident in a country or territory that is the subject of Sanctions.

(ii)                The Entity will not, directly or indirectly, knowingly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(a)               to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

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(b)               in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)               The Entity represents and covenants that, except as detailed in the Registration Statement and the Prospectus, since April 24, 2019, it has not knowingly engaged in and is not now knowingly engaged in any dealing or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

tt.                  Stock Transfer Taxes. On each Settlement Date, all material stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Placement Shares to be sold hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with by the Company in all material respects.

uu.              IT Systems. (i)(x) To the knowledge of Company, there has been no security breach or other compromise of any Company’s information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company has not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; (ii) the Company is presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of clauses (i) and (ii), individually or in the aggregate, have a Material Adverse Effect; and (iii) the Company has implemented backup and disaster recovery technology consistent with industry standards and practices.

vv.              FINRA Exemption. As of the date of this Agreement, the Company qualifies as an “experienced issuer” (within the meaning of FINRA Conduct Rule 5110(j)(6)) for purposes of the exemption from filing under FINRA Conduct Rule 5110(h)(1)(C).

ww.           No Immunity. Neither the Company nor any Subsidiary or any of their respective properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of the United States, the Republic of the Marshall Islands or any political subdivisions thereof.

xx.              Foreign Private Issuer. The Company is a “foreign private issuer” as defined in Rule 405 promulgated under the Securities Act.

yy.              Passive Foreign Investment Company. Based on current law and the Company’s current operations and future projections, the Company does not believe it would be treated as a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”), with respect to any taxable year. Although the Company intends to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, the Company can make no assurances that the nature of its operations will not change in the future.

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zz.               Federal Income Tax. The Company believes that it and its subsidiaries will qualify for the exemption from U.S. federal income tax on their U.S. source international transportation income under Section 883 of the Code for the taxable year ending December 31, 2025 and future taxable years.

aaa.            Vessels. Each of the vessels described in the Registration Statement and the Prospectus as being owned by the Company or any Subsidiary as described therein (“Owned Vessels”) has been duly and validly registered in the name of a Subsidiary under the laws and regulations and flag of the nation of its registration; no other action is necessary to establish and perfect such entity’s title to and interest in any of the Owned Vessels as against any third party; and each Owned Vessel is owned directly by the Company or such Subsidiary free and clear of all liens, claims, security interests or other encumbrances, except such as are described in or contemplated by the Registration Statement and the Prospectus. Each such Subsidiary has good title to the applicable Owned Vessel, free and clear of all mortgages, pledges, liens, security interests and claims and all defects of the title of record except for maritime liens incurred in the ordinary course and those liens arising under a credit facility or loan or lease agreement, each as disclosed in the Registration Statement and the Prospectus. Each of the Owned Vessels is in good standing with respect to the payment of past and current taxes, fees and other amounts payable under the laws of the jurisdiction in which it is registered, except where such lien or defect of title or record would not result in a Material Adverse Effect.

bbb.          No Tax. No stamp duty, stock exchange tax, value-added tax, withholding tax or any other similar duty or tax is payable in the United States, the Republic of the Marshall Islands, or Greece, or any political subdivision thereof, or to any authority therein having power to tax, in connection with the execution, delivery or performance of this agreement by the parties hereto or the issuance, sale or delivery of the Securities.

Any certificate signed by an officer of the Company and delivered to the Agent or to counsel for the Agent pursuant to or in connection with this Agreement shall be deemed to be a representation and warranty by the Company, as applicable, to the Agent as to the matters set forth therein.

7.                     Covenants of the Company. The Company covenants and agrees with the Agent that:

a.                   Registration Statement Amendments. After the date of this Agreement and during any period in which a prospectus relating to any Placement Shares is required to be delivered by the Agent under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act) (the “Prospectus Delivery Period”) (i) the Company will notify the Agent promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference or amendments not related to any Placement, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus related to the Placement or for additional information related to the Placement, (ii) the Company will prepare and file with the Commission, promptly upon the Agent’s request, any amendments or supplements to the Registration Statement or Prospectus that, upon the advice of the Company’s legal counsel, may be necessary or advisable in connection with the distribution of the Placement Shares by the Agent (provided, however, that the failure of the Agent to make such request shall not relieve the Company of any obligation or liability hereunder, or affect the Agent’s right to rely on the representations and warranties made by the Company in this Agreement and provided, further, that the only remedy the Agent shall have with respect to the failure to make such filing shall be to cease making sales under this Agreement until such amendment or supplement is filed); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus relating to the Placement Shares or a security convertible into the Placement Shares (other than an Incorporated Document) unless a copy thereof has been submitted to the Agent within a reasonable period of time before the filing and the Agent has not reasonably objected thereto (provided, however, that (A) the failure of the Agent to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect the Agent’s right to rely on the representations and warranties made by the Company in this Agreement and (B) the Company has no obligation to provide the Agent any advance copy of such filing or to provide the Agent an opportunity to object to such filing if the filing does not name the Agent or does not relate to the transaction herein provided; and provided, further, that the only remedy the Agent shall have with respect to the failure by the Company to obtain such consent shall be to cease making sales under this Agreement) and the Company will furnish to the Agent at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Company will cause each amendment or supplement to the Prospectus to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act or, in the case of any document to be incorporated therein by reference, to be filed with the Commission as required pursuant to the Exchange Act, within the time period prescribed (the determination to file or not file any amendment or supplement with the Commission under this Section 7(a), based on the Company’s reasonable opinion or reasonable objections, shall be made exclusively by the Company).

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b.                  Notice of Commission Stop Orders. The Company will advise the Agent, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and it will use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such a stop order should be issued. The Company will advise the Agent promptly after it receives any request by the Commission for any amendments to the Registration Statement or any amendment or supplements to the Prospectus or any Issuer Free Writing Prospectus or for additional information related to the offering of the Placement Shares or for additional information related to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus.

c.                   Delivery of Prospectus; Subsequent Changes. During the Prospectus Delivery Period, the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If the Company has omitted any information from the Registration Statement pursuant to Rule 430A under the Securities Act, it will use its commercially reasonable efforts to comply with the provisions of and make all requisite filings with the Commission pursuant to said Rule 430A and to notify the Agent promptly of all such filings. If during the Prospectus Delivery Period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such Prospectus Delivery Period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify the Agent to suspend the offering of Placement Shares during such period and the Company will promptly amend or supplement the Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance; provided, however, that the Company may delay the filing of any amendment or supplement, if in the judgment of the Company, it is in the best interest of the Company.

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d.                  Listing of Placement Shares. During the Prospectus Delivery Period, the Company will use its commercially reasonable efforts to cause the Placement Shares to be listed on the Exchange and to qualify the Placement Shares for sale under the securities laws of such jurisdictions in the United States as the Agent reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Shares; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation or dealer in securities, file a general consent to service of process, or subject itself to taxation in any jurisdiction if it is not otherwise so subject.

e.                   Delivery of Registration Statement and Prospectus. The Company will furnish to the Agent and its counsel (at the reasonable expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during the Prospectus Delivery Period (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as the Agent may from time to time reasonably request and, at the Agent’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made; provided, however, that the Company shall not be required to furnish any document (other than the Prospectus) to the Agent to the extent such document is available on EDGAR.

f.                    Earnings Statement. The Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act.

g.                  Use of Proceeds. The Company will use the Net Proceeds as described in the Prospectus in the section entitled “Use of Proceeds.”

h.                  Notice of Other Sales. Without the prior written consent of the Agent, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Stock (other than the Placement Shares offered pursuant to this Agreement), securities convertible into or exchangeable for Common Stock, or warrants or any rights to purchase or acquire Common Stock during the period beginning on the date on which any Placement Notice is delivered to the Agent hereunder and ending on and including the final date on which Placement Shares are sold pursuant to such Placement Notice (or, if the Placement Notice has been terminated or suspended prior to the sale of all Placement Shares covered by a Placement Notice, the date of such suspension or termination); and will not directly or indirectly in any other “at the market” or continuous equity transaction offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Stock (other than the Placement Shares offered pursuant to this Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire, Common Stock prior to the termination of this Agreement; provided, however, that such restrictions will not apply in connection with the Company’s issuance or sale of (i) Common Stock, options to purchase Common Stock or Common Stock issuable upon the exercise of options, pursuant to any stock option, or benefits plan, stock ownership plan or dividend reinvestment plan (but not Common Stock subject to a waiver to exceed plan limits in its dividend reinvestment plan) of the Company, or any employment, consulting or other agreement between the Company and any director, officer, employee or consultant, whether now in effect or hereafter implemented; (ii) Common Stock issuable upon conversion of securities or the exercise of warrants, options or other rights disclosed in filings by the Company available on EDGAR or otherwise in writing to the Agent, (iii) Common Stock, or securities convertible into or exercisable for Common Stock, offered and sold in a privately negotiated transaction to vendors, customers, strategic partners or potential strategic partners or other investors conducted in a manner so as not to be integrated with the offering of Common Stock hereby, (iv) Common Stock in connection with any acquisition, strategic investment or other similar transaction (including any joint venture, strategic alliance or partnership), and (v) Common Stock pursuant to the Common Stock Purchase Agreement entered into with B. Riley Principal Capital II, LLC dated April 20, 2026.

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i.                    Change of Circumstances. The Company will, at any time during the pendency of a Placement Notice advise the Agent promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document required to be provided to the Agent pursuant to this Agreement.

j.                    Due Diligence Cooperation. During the term of this Agreement, the Company will cooperate with any reasonable due diligence review conducted by the Agent or its representatives in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices, as the Agent may reasonably request.

k.                  Required Filings Relating to Placement of Placement Shares. The Company agrees that on such dates as the Securities Act shall require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the Securities Act (each and every date a filing under Rule 424(b) is made, a “Filing Date”), which prospectus supplement will set forth, within the relevant period, the amount of Placement Shares sold through the Agent, the Net Proceeds to the Company and the compensation payable by the Company to the Agent with respect to such Placement Shares, and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.

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l.                    Representation Dates; Certificate. On or prior to the date of the first Placement Notice given hereunder and each time during the term of this Agreement that the Company:

(i)                     amends or supplements (other than a prospectus supplement relating solely to an offering of securities other than the Placement Shares) the Registration Statement or the Prospectus relating to the Placement Shares by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Placement Shares;

(ii)                   files an annual report on Form 20-F under the Exchange Act (including any Form 20-F/A containing amended audited financial information or a material amendment to the previously filed Form 20-F);

(iii)                  furnishes its quarterly or unaudited semi-annual financial statements on Form 6-K under the Exchange Act; or

(iv)                   files a current report on Form 6-K containing amended financial information under the Exchange Act;

(Each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date.”)

the Company shall furnish the Agent (but in the case of clause (iv) above only if the Agent reasonably determines that the information contained in such Form 6-K is material) with a certificate, in the form attached hereto as Exhibit 7(1). The requirement to provide a certificate under this Section 7(1) shall be waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date on which the Company files its annual report on Form 20-F. Notwithstanding the foregoing, (i) upon the delivery of the first Placement Notice hereunder and (ii) if the Company subsequently decides to sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide the Agent with a certificate under this Section 7(1), then before the Agent sells any Placement Shares, the Company shall provide the Agent with a certificate, in the form attached hereto as Exhibit 7(1), dated the date of the Placement Notice.

m.                Legal Opinion. On or prior to the date of the first Placement Notice given hereunder the Company shall cause to be furnished to the Agent a written opinion and a negative assurance letter of Watson Farley & Williams LLP (“Company Counsel”), or other counsel reasonably satisfactory to the Agent, each in form and substance reasonably satisfactory to the Agent. Thereafter, within five (5) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(l) for which no waiver is applicable, the Company shall cause to be furnished to the Agent a negative assurance letter of Company Counsel in form and substance reasonably satisfactory to the Agent; provided that, in lieu of such negative assurance for subsequent periodic filings under the Exchange Act, counsel may furnish the Agent with a letter (a “Reliance Letter”) to the effect that the Agent may rely on the negative assurance letter previously delivered under this Section 7(m) to the same extent as if it were dated the date of such letter (except that statements in such prior letter shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of the date of the Reliance Letter).

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n.                  Comfort Letter. On or prior to the date of the first Placement Notice given hereunder and within five (5) Trading Days after each subsequent Representation Date, other than pursuant to Section 7(l)(iii), the Company shall cause its independent accountants to furnish the Agent letters (the “Comfort Letters”), dated the date the Comfort Letter is delivered, which shall meet the requirements set forth in this Section 7(n). The Comfort Letter from the Company’s independent accountants shall be in a form and substance reasonably satisfactory to the Agent, (i) confirming that they are an independent public accounting firm within the meaning of the Securities Act and the Public Company Accounting Oversight Board (the “PCAOB”), (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

o.                  Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or would constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Common Stock or (ii) sell, bid for, or purchase Common Stock in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Placement Shares other than the Agent.

p.                  Investment Company Act. The Company will conduct its affairs in such a manner so as to reasonably ensure that neither it nor the Subsidiaries will be or become, at any time prior to the termination of this Agreement, an “investment company,” as such term is defined in the Investment Company Act.

q.                  No Offer to Sell. Other than an Issuer Free Writing Prospectus approved in advance by the Company and the Agent in its capacity as agent hereunder pursuant to Section 23, neither of the Agent nor the Company (including its agents and representatives, other than the Agent in its capacity as such) will make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405), required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy Placement Shares hereunder.

r.                    Sarbanes-Oxley Act. The Company will maintain and keep accurate books and records reflecting its assets and maintain internal accounting controls in a manner designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and including those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the Company’s consolidated financial statements in accordance with GAAP, (iii) that receipts and expenditures of the Company are being made only in accordance with management’s and the Company’s directors’ authorization, and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company will maintain disclosure controls and procedures that comply with the requirements of the Exchange Act.

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8.                     Representations and Covenants of the Agent. The Agent represents and warrants that it is duly registered as a broker-dealer under FINRA, the Exchange Act and the applicable statutes and regulations of each state in which the Placement Shares will be offered and sold, except such states in which the Agent is exempt from registration or such registration is not otherwise required. The Agent shall continue, for the term of this Agreement, to be duly registered as a broker-dealer under FINRA, the Exchange Act and the applicable statutes and regulations of each state in which the Placement Shares will be offered and sold, except such states in which it is exempt from registration or such registration is not otherwise required, during the term of this Agreement. The Agent shall comply with all applicable law and regulations in connection with the transactions contemplated by this Agreement, including the issuance and sale through the Agent of the Placement Shares.

9.                     Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, filing, including any fees required by the Commission, and printing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment and supplement thereto and each Free Writing Prospectus, in such number as the Agent shall deem reasonably necessary, (ii) the printing and delivery to the Agent of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Placement Shares, (iii) the preparation, issuance and delivery of the certificates, if any, for the Placement Shares to the Agent, including any stock or other transfer taxes and any capital duties, stamp duties or other duties or taxes payable upon the sale, issuance or delivery of the Placement Shares to the Agent, (iv) the fees and disbursements of the counsel, accountants and other advisors to the Company, (v) the reasonable and documented out-of-pocket fees and disbursements of counsel to the Agent (x) not to exceed $40,000 in connection with the filing of this Agreement and (y) thereafter, not to exceed $7,500 per calendar quarter in connection with updates at the time of Representation Dates; (vi) the fees and expenses of the transfer agent and registrar for the Common Stock, (vii) the filing fees incident to any review by FINRA of the terms of the sale of the Placement Shares, and (viii) the fees and expenses incurred in connection with the listing of the Placement Shares on the Exchange.

10.                   Conditions to the Agent’s Obligations. The obligations of the Agent hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein (other than those representations and warranties made as of a specified date or time), to the due performance in all material respects by the Company of its obligations hereunder, to the completion by the Agent of a due diligence review satisfactory to it in its reasonable judgment, and to the continuing reasonable satisfaction (or waiver by the Agent in its sole discretion) of the following additional conditions:

a.                   Registration Statement Effective. The Registration Statement shall remain effective and shall be available for the sale of all Placement Shares contemplated to be issued by any Placement Notice.

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b.                  No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or receipt by the Company of notification of the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or receipt by the Company of notification of the initiation of, or a threat to initiate, any proceeding for such purpose; or (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any material Incorporated Document untrue in any material respect or that requires the making of any changes in the Registration Statement, the Prospectus or any material Incorporated Document so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus or any material Incorporated Document, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

c.                   No Misstatement or Material Omission. The Agent shall not have advised the Company that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in the Agent’s reasonable opinion is material, or omits to state a fact that in the Agent’s reasonable opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

d.                  Material Changes. Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission, there shall not have been any Material Adverse Effect, or any development that would cause a Material Adverse Effect, or a downgrading in or withdrawal of the rating assigned to any of the Company’s securities (other than asset backed securities) by any “nationally recognized statistical rating organization,” as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act (a “Rating Organization”), or a public announcement by any Rating Organization that it has under surveillance or review its rating of any of the Company’s securities (other than asset backed securities), the effect of which, in the case of any such action by a Rating Organization described above, in the reasonable judgment of the Agent (without relieving the Company of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Shares on the terms and in the manner contemplated in the Prospectus.

e.                   Company Counsel Legal Opinion. The Agent shall have received the opinion and negative assurance letter of Company Counsel required to be delivered pursuant to Section 7(m) on or before the date on which such delivery of such opinion and negative assurance letter are required pursuant to Section 7(m).

f.                    Agent Counsel Legal Opinion. Agent shall have received from Duane Morris LLP, counsel for the Agent, such opinion or opinions, on or before the date on which the delivery of the Company Counsel legal opinion is required pursuant to Section 7(m), with respect to such matters as the Agent may reasonably require, and the Company shall have furnished to such counsel such documents as they request for enabling them to pass upon such matters.

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g.                  Comfort Letter. The Agent shall have received the Comfort Letter required to be delivered pursuant Section 7(n) on or before the date on which such delivery of such letter is required pursuant to Section 7(n).

h.                  Representation Certificate. The Agent shall have received the certificate required to be delivered pursuant to Section 7(1) on or before the date on which delivery of such certificate is required pursuant to Section 7(1).

i.                    Secretary’s Certificate. On or prior to the first Representation Date, the Agent shall have received a certificate, signed on behalf of the Company by its corporate Secretary, in form and substance satisfactory to the Agent and its counsel.

j.                    No Suspension. Trading in the Common Stock shall not have been suspended on the Exchange and the Common Stock shall not have been delisted from the Exchange.

k.                  Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 7(1), the Company shall have furnished to the Agent such appropriate further information, certificates and documents as the Agent may reasonably request and which are usually and customarily furnished by an issuer of securities in connection with a securities offering of the type contemplated hereby. All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof.

l.                    Securities Act Filings Made. All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

m.                Approval for Listing. The Placement Shares shall either have been approved for listing on the Exchange, subject only to notice of issuance, or the Company shall have filed an application for listing of the Placement Shares on the Exchange at, or prior to, the issuance of any Placement Notice.

n.                  No Termination Event. There shall not have occurred any event that would permit the Agent to terminate this Agreement pursuant to Section 13(a).

11.                   Indemnification and Contribution.

(a)       Company Indemnification. The Company agrees to indemnify and hold harmless the Agent, its partners, members, directors, officers, employees and agents and each person, if any, who controls the Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

(i)           against any and all loss, liability, claim, damage and expense whatsoever, as incurred, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact included in any related Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

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(ii)         against any and all loss, liability, claim, damage and expense whatsoever, as incurred, joint or several, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 11(d) below) any such settlement is effected with the written consent of the Company, which consent shall not unreasonably be delayed or withheld; and

(iii)        against any and all expense whatsoever, as incurred (including the reasonable and documented out-of-pocket fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above, provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made solely in reliance upon and in conformity with written information furnished to the Company by the Agent expressly for use in the Registration Statement (or any amendment thereto), or in any related Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto).

(b)       Indemnification by the Agent. The Agent agrees to indemnify and hold harmless the Company and its directors and officers, and each person, if any, who (i) controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Company against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 11(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or in any related Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information relating to the Agent and furnished to the Company in writing by the Agent expressly for use therein. The Company hereby acknowledges that the only information that the Agents have furnished to the Company expressly for use in the Registration Statement, the Prospectus, any Prospectus Supplement or any Issuer Free Writing Prospectus (or any amendment or supplement thereto) are the statements set forth in the eleventh paragraph under the caption “Plan of Distribution” in the Prospectus (the “Agents Information”).

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(c)       Procedure. Any party that proposes to assert the right to be indemnified under this Section 11 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 11, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 11 and (ii) any liability that it may have to any indemnified party under the foregoing provisions of this Section 11 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict of interest exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable and documented out-of-pocket fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such reasonable and documented out-of-pocket fees, disbursements and other charges will be reimbursed by the indemnifying party promptly after the indemnifying party receives a written invoice relating to fees, disbursements and other charges in reasonable detail. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 11 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

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(d)       Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 11 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or the Agent, the Company and the Agent will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from persons other than the Agent, such as persons who control the Company within the meaning of the Securities Act or the Exchange Act, officers of the Company who signed the Registration Statement and directors of the Company, who also may be liable for contribution) to which the Company and the Agent may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Agent on the other hand. The relative benefits received by the Company on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total Net Proceeds from the sale of the Placement Shares (before deducting expenses) received by the Company bear to the total compensation received by the Agent (before deducting expenses) from the sale of Placement Shares on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and the Agent, on the other hand, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Agent, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Agent agree that it would not be just and equitable if contributions pursuant to this Section 11(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 11(d) shall be deemed to include, for the purpose of this Section 11(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 11(c) hereof. Notwithstanding the foregoing provisions of this Section 11(d), the Agent shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 11(d), any person who controls a party to this Agreement within the meaning of the Securities Act or the Exchange Act, and any officers, directors, partners, employees or agents of the Agent, will have the same rights to contribution as that party, and each officer who signed the Registration Statement and director of the Company will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 11(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 11(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 11(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 11(c) hereof.

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12.                   Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 11 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of the Agent, any controlling persons, or the Company (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

13.                   Termination.

a.                   The Agent may terminate this Agreement, by notice to the Company, as hereinafter specified at any time (1) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Prospectus, any Material Adverse Effect, or any development that would have a Material Adverse Effect that, in the sole judgment of the Agent, is material and adverse and makes it impractical or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares, (2) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Agent, impracticable or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares, (3) if trading in the Common Stock has been suspended or limited by the Commission or the Exchange, or if trading generally on the Exchange has been suspended or limited, or minimum prices for trading have been fixed on the Exchange, (4) if any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market shall have occurred and be continuing, (5) if a major disruption of securities settlements or clearance services in the United States shall have occurred and be continuing, or (6) if a banking moratorium has been declared by either U.S. Federal or New York authorities. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination. If the Agent elects to terminate this Agreement as provided in this Section 13(a), the Agent shall provide the required notice as specified in Section 14 (Notices).

b.                  The Company shall have the right, by giving five (5) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.

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c.                   The Agent shall have the right, by giving five (5) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.

d.                  Unless earlier terminated pursuant to this Section 13, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Shares through the Agent on the terms and subject to the conditions set forth herein except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.

e.                   This Agreement shall remain in full force and effect unless terminated pursuant to Sections 13(a), (b), (c), or (d) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) shall remain in full force and effect. Upon termination of this Agreement, the Company shall not have any liability to the Agent for any discount, commission or other compensation with respect to any Placement Shares not otherwise sold by the Agent under this Agreement.

f.                    Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by the Agent or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

14.                   Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified, and if sent to the Agent, shall be delivered to:

B. Riley Securities, Inc.

1655 Fort Meyer Drive, 12th Floor

Arlington, VA 22209

Attention: General Counsel
Telephone: (212) 457-9947

Email: atmdesk@brileysecurities.com

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with a copy to:

Duane Morris LLP

22 Vanderbilt

335 Madison Avenue, 23rd Floor

New York, NY 10017

Attention: Dean M. Colucci

Telephone: (973) 424-2020

Email: dmcolucci@duanemorris.com

and if to the Company, shall be delivered to:

Rubico Inc.

20 Iouliou Kaisara Str,

19002 Paiania, Athens, Greece

Telephone Number: +30 210 812 8107

Email: npapastratis@rubicoinc.com

Attention: Nikolaos Papastratis

with a copy to:

Watson Farley & Williams LLP

120 West 45th Street, 20th Floor

New York, New York 10036

Telephone Number: (212) 922-2280

Email: wvogel@wfw.com

Attention: Will Vogel

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally, by email, or by verifiable facsimile transmission on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

15.                   Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Agent and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 11 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither the Company nor the Agent may assign its rights or obligations under this Agreement without the prior written consent of the other party.

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16.                   Adjustments for Stock Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any share consolidation, stock split, stock dividend, corporate domestication or similar event effected with respect to the Placement Shares.

17.                   Waiver of Immunity. To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court of (i) the Republic of the Marshall Islands, or any political subdivision thereof, (ii) the United States or the State of New York, or (iii) any jurisdiction in which it owns or leases property or assets or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, set-off or otherwise) with respect to themselves or their respective property and assets or this Agreement, the Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement to the fullest extent permitted by applicable law.

18.                   Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

19.                   GOVERNING LAW AND TIME; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME. THE COMPANY AND THE AGENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20.                   CONSENT TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

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21.                   Appointment of Agent for Service. The Company hereby irrevocably appoints Watson Farley & Williams LLP, located at 120 West 45th Street, 20th Floor, New York, New York 10019 as its agent for service of process in any suit, action or proceeding described in Section 20 and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent. The Company waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Company represents and warrants that such agent has agreed to act as the Company’s agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

22.                   Use of Information. The Agent may not use any information gained in connection with this Agreement and the transactions contemplated by this Agreement, including due diligence, to advise any party with respect to transactions not expressly approved by the Company.

23.                   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission or email of a .pdf attachment.

24.                   Effect of Headings. The section, Schedule and Exhibit headings herein are for convenience only and shall not affect the construction hereof.

25.                   Permitted Free Writing Prospectuses. The Company represents, warrants and agrees that, unless it obtains the prior consent of the Agent, and the Agent represents, warrants and agrees that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Placement Shares that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Agent or by the Company, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents and warrants that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. For the purposes of clarity, the parties hereto agree that all free writing prospectuses, if any, listed in Exhibit 23 hereto are Permitted Free Writing Prospectuses.

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26.                   Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

a.                   The Agent is acting solely as agent in connection with the public offering of the Placement Shares and in connection with each transaction contemplated by this Agreement and the process leading to such transactions, and no fiduciary or advisory relationship between the Company or any of its respective affiliates, stockholders (or other equity holders), creditors or employees or any other party, on the one hand, and the Agent, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether or not the Agent has advised or is advising the Company on other matters, and the Agent has no obligation to the Company with respect to the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;

b.                  it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;

c.                   the Agent has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated by this Agreement and it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;

d.                  it is aware that the Agent and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Agent has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship or otherwise; and

e.                   it waives, to the fullest extent permitted by law, any claims it may have against the Agent for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the sale of Placement Shares under this Agreement and agrees that the Agent shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on its behalf or in right of it or the Company, employees or creditors of Company, other than in respect of the Agent’s obligations under this Agreement and to keep information provided by the Company to the Agent and its counsel confidential to the extent not otherwise publicly-available.

27.                   Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Applicable Time” means (i) each Representation Date and (ii) the time of each sale of any Placement Shares pursuant to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Placement Shares that (1) is required to be filed with the Commission by the Company, (2) is a “road show” that is a “written communication” within the meaning of Rule 433(d)(8)(i) whether or not required to be filed with the Commission, or (3) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Placement Shares or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) under the Securities Act.

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“Rule 172,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 424(b),” “Rule 430B,” and “Rule 433” refer to such rules under the Securities Act.

All references in this Agreement to financial statements and schedules and other information that is “contained,” “included” or “stated” in the Registration Statement or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information that is incorporated by reference in the Registration Statement or the Prospectus, as the case may be.

All references in this Agreement to the Registration Statement, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to EDGAR; all references in this Agreement to any Issuer Free Writing Prospectus (other than any Issuer Free Writing Prospectuses that, pursuant to Rule 433, are not required to be filed with the Commission) shall be deemed to include the copy thereof filed with the Commission pursuant to EDGAR; and all references in this Agreement to “supplements” to the Prospectus shall include, without limitation, any supplements, “wrappers” or similar materials prepared in connection with any offering, sale or private placement of any Placement Shares by the Agent outside of the United States.

[Remainder of the page intentionally left blank]

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Agent.

Very truly yours,

RUBICO INC.

By:              /s/ Nikolaos Papastratis

Name: Nikolaos Papastratis

Title: CFO

ACCEPTED as of the date first-above written:

B. RILEY SECURITIES, INC.

By:            /s/ Ernie Dahlman

Name: Ernie Dahlman

Title: Managing Director

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EXHIBIT 23

Permitted Issuer Free Writing Prospectuses

None.

Exhibit 5.1

Rubico Inc.

20 Iouliou Kaisara Str,
19002 Paiania, Athens, Greece

 August 5, 2026

Re: Rubico Inc.

Ladies and Gentlemen:

We have acted as counsel to Rubico Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with (i) the Company’s at-the-market offering (the “Offering”) of common shares, par value $0.01 per share, having an aggregate offering price of up to $25 million (the “Shares”), which include related preferred stock purchase rights (the “Preferred Share Purchase Rights”); (ii) the At-the-Market Issuance Sales Agreement, dated August 5, 2026 (the “Sales Agreement”), between the Company and B. Riley Securities, Inc., as agent (the “Agent”), including any amendments or supplements thereto, pursuant to which the Company may offer the Shares through the Agent, from time to time; and (iii) the Company’s registration statement on Form F-3 (File No. 333-297207), declared effective by the U.S. Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”) on July 14, 2026 (the “Registration Statement”), including (a) a prospectus included therein (the “Base Prospectus”) and (b) a prospectus supplement thereto dated August 5, 2026 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Sales Agreement;

(ii)	the Registration Statement;

(iii)	the Base Prospectus;

(iv)	the Prospectus Supplement;

(v)	the Shareholders’ Rights Agreement (the “Rights Agreement”) between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent relating to the Preferred Stock Purchase Rights;

(vi)	the Company’s amended and restated articles of incorporation and the amended and restated bylaws; and

(vii)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company, as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

This opinion letter is limited to Marshall Islands and New York law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.	the Shares and the Preferred Share Purchase Rights have been duly authorized by the Company;

2.	the Shares, when issued, sold and paid for as contemplated in the Prospectus and the Sales Agreement, will be validly issued, fully paid and non-assessable; and

3.	when the Shares are issued, sold and paid for as contemplated in the Prospectus and the Sales Agreement, the related Preferred Share Purchase Rights will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Company and to its incorporation by reference into the Registration Statement, to the discussion of this opinion in the Registration Statement, and to the references to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder (the “Rules”), nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

Very truly yours,

/s/ Watson Farley & Williams LLP

Watson Farley & Williams LLP

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2026

Commission File Number: 001-42684

Rubico Inc.
(Translation of registrant's name into English)

20 Iouliou Kaisara Str
19002, Paiania
Athens – Greece
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F     ☒           Form 40-F     ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Attached as Exhibit 99.1 to this Report on Form 6-K (this “Report”) is Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2025 and 2026 and the interim unaudited condensed consolidated financial statements, and the accompanying notes thereto, for the six months ended June 30, 2026, of Rubico Inc.

The information contained in this Report is hereby incorporated by reference into the Registrant’s registration statement on Form F-3 (File No. 333-297207).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Rubico Inc.
(Registrant)

Date: August 14, 2026	/s/ Nikolaos Papastratis
Nikolaos Papastratis
Chief Financial Officer

Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2026

The following management’s discussion and analysis is intended to discuss our financial condition, changes in financial condition and results of operations for the six months ended June 30, 2025 and 2026, and should be read in conjunction with our historical unaudited interim condensed consolidated financial statements and related notes included in this filing. For additional background information, please see our Annual Report on Form 20-F for the year ended December 31, 2025 filed with the SEC on March 23, 2026 (our “Annual Report”).

This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth in the section “Risk Factors” included in our Annual Report.

Overview

We are an international owner and operator of two modern, fuel efficient eco, 157,000 dwt Suezmax tankers, the M/T Eco Malibu with an age of 5.2 years and the M/T Eco West Coast with an age of 5.4 years, each focusing on the transportation of crude oil.

We also have three newbuilding contracts, two for a 47,499 dwt chemical/product oil carrier (the “Newbuilding MR Tanker” and the “Second Newbuilding MR Tanker”) and one for the M/Y Sanlorenzo 1150Exp, a 60 meter megayacht (the “Newbuilding Yacht”) that we announced we intend to divest.

In addition, we have entered into a share purchase agreement to acquire a shipowning company that owns one high-specification 47,499 dwt MR tanker newbuilding scheduled for delivery in the second quarter of 2029, with closing of the share purchase agreement to occur by September 30, 2026.

A.	Operating Results

For additional information, please see our Annual Report, “Item 5. Operating and Financial Review and Prospects.”

Results of Operations of Rubico Inc.

Six months ended June 30, 2026 compared with the six months ended June 30, 2025

(Expressed in thousands of U.S. dollars)	Six months ended June 30		Change
	2025	2026	6M26 v 6M25
			$	%
Revenues	11,970	9,674	(2,296)	-19%

EXPENSES:
Voyage expenses	244	707	463	190%
Vessel operating expenses	2,352	2,224	(128)	-5%
Dry-docking costs	-	2,633	2,633	100%
Vessel depreciation	2,089	2,089	-	0%
Management fees-related parties	288	423	135	47%
General and administrative expenses	253	663	410	162%
Operating income	6,744	935	(5,809)	-86%

OTHER EXPENSES:
Interest and finance costs	(2,768)	(2,159)	609	-22%
Interest income	-	132	132	100%
Total other expenses, net	(2,768)	(2,027)	741	-27%

Net Income	3,976	(1,092)	(5,068)	-127%

Period in Period Comparison of Operating Results

Revenues

During the six months ended June 30, 2026, Revenues decreased by $2.3 million, or 19%, compared to the same period in 2025, mainly due to (i) the fact that, during the six month period ended June 30, 2026, both M/T Eco West Coast and M/T Eco Malibu underwent their special survey (drydock), which resulted in about 23 off-hire days for each vessel and reduced their combined revenue by $1.5 million when compared to the same period in 2025; and (ii) a $0.8 million decrease relating to the non-cash straight-line recognition of time charter revenue, following the November 2025 amendments to the time charter parties for M/T Eco West Coast and M/T Eco Malibu, pursuant to which the fixed term of each charter was extended at a lower daily rate applicable to the extension period.

Voyage Expenses

During the six months ended June 30, 2026, Voyage Expenses increased by $0.5 million, or 190%, compared to the same period in 2025, mainly due to the fact that, during the six month period ended June 30, 2026, both M/T Eco West Coast and Eco Malibu, underwent their special survey (drydock). During the dry docking off-hire periods, the costs of the  bunkers that the vessels use are not borne by the vessel’s charterers but by us, resulting in increased bunker expenses of $0.5 million.

Dry-docking costs

During the six months ended June 30, 2026, both M/T Eco West Coast and Eco Malibu underwent their special survey (drydock) resulting in Dry-docking costs of $2.6 million. During the six months ended June 30, 2025, no vessel underwent any drydocking.

Management Fees-Related Parties

During the six months ended June 30, 2026, Management Fees – Related Parties increased by $0.1 million, or 47%, compared to the same period in 2025, mainly due to the fact that, following completion of the spin-off from the Former Parent on August 1, 2025 (the “Spin-Off”), the Company began operating as a separate public company and entered into a management agreement with Central Shipping Inc. for accounting and reporting services at an annual fee of $0.36 million, of which $0.18 million was applicable to the six months ended June 30, 2026. This compares to $0.05 million for such accounting and reporting services during the same period in 2025, which was recognized as an allocation of the Former Parent’s corporate expenses prior to the spin-off.

General and administrative expenses

Our General and administrative expenses for the six-month period ended June 30, 2026 include such expenses as: the compensation of our executive officers and several members of administrative staff, legal costs, auditing costs, regulatory compliance costs, other miscellaneous office expenses and corporate overhead, all incurred following the date of the Spin-Off as a result of operating as a separate public company. Accordingly, contrasting the six-month period ended June 30, 2026 against the same period in 2025, during which all general and administrative expenses were fully allocated from the Former Parent, does not provide a meaningful basis for comparing our general and administrative expenses over the two periods.

Interest and finance costs

During the six months ended June 30, 2026, Interest and finance costs decreased by $0.6 million, or 22%, compared to the same period in 2025. This was mainly due to a decrease of approximately $0.5 million driven by the approximate 0.7% decrease in the average SOFR between the two periods, and the decrease in applicable margin rates by approximately 0.7% on average subsequent to a refinancing that took place in November 2025 (the “November 2025 Refinancing”). Interest and finance costs were further decreased by approximately $0.3 million due to interest capitalized during the period in connection with our newbuilding vessels, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The foregoing was partially offset by an increase of approximately $0.2 million resulting from higher weighted average outstanding loan balances between the two periods, which were approximately $82.0 million in the six months ended June 30, 2026 compared to approximately $75.8 million in the six months ended June 30, 2025 as a result of the November 2025 Refinancing.

Non-US GAAP Measures

This Report describes earnings before interest, taxes, depreciation and amortization (EBITDA), which is not a measure prepared in accordance with U.S. GAAP (i.e., a “Non-U.S. GAAP” measure). EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization. We believe that EBITDA assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. EBITDA is also used: (i) by prospective and current customers as well as potential lenders to evaluate potential transactions; and (ii) to evaluate and price potential acquisition candidates. Management also uses this Non-U.S. GAAP measure in making financial, operating and planning decisions and in evaluating the Company’s performance. Our EBITDA may not be comparable to that reported by other companies due to differences in methods of calculation.

EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are: (i) EBITDA does not reflect changes in, or cash requirements for, working capital needs; and (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of our performance. See below for a reconciliation of EBITDA to Net Income, the most directly comparable U.S. GAAP measure.

Reconciliation of Net Income/(loss) to EBITDA

	SIX MONTHS ENDED JUNE 30,
(Expressed in thousands of U.S. dollars)	2025	2026

Net Income/(loss)	3,976	(1,092)
Add: Vessel depreciation	2,089	2,089
Add: Interest and finance costs	2,768	2,159
Less: Interest Income	-	(132)
EBITDA	8,833	3,024

Recent Developments

On July 13, 2026, we entered into a Share Purchase Agreement (“SPA”) with our Former Parent to purchase the shares of a company (the “Second MR SPV”) that is party to a shipbuilding contract with Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of a 47,499 dwt chemical/product oil carrier (the “Second Newbuilding MR Tanker”). The Second Newbuilding MR Tanker is scheduled for delivery in the third quarter of 2029. The aggregate purchase price for 100% of the shares of the Second MR SPV was $6.3 million (the “Second MR Consideration”), payable in full at closing. The Second MR SPV has secured time charter employment for the vessel with Trafigura Maritime Logistics Pte Ltd at a daily rate of $18,750, starting from its delivery and for a firm duration of seven years, with charterer’s option to extend for four additional years. The Second MR SPV has also entered into a lease financing agreement with Agricultural Bank of China Financial Leasing (“ABCFL”) with the same terms as those of the lease financing agreement entered into for the Newbuilding MR Tanker (the “Newbuilding Financing”)(please see the Unaudited Interim Condensed Consolidated Financial Statements for the six months ended June 30, 2026 – “Note 7- Debt” included elsewhere in this document). The acquisition was approved by a special committee composed of independent and disinterested members of the Company’s board of directors, which obtained a fairness opinion with respect to the consideration paid to acquire the Second MR SPV from an independent financial advisor. On August 14, 2026, we consummated the SPA and as of that date the Second MR Consideration has been settled.

On July 27, 2026, we entered into an SPA with our Former Parent to purchase the shares of a company (the “Third MR SPV”) that is party to a shipbuilding contract with Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of a 47,499 dwt chemical/product oil carrier (the “Third Newbuilding MR Tanker”). The Third Newbuilding MR Tanker is scheduled for delivery in the second quarter of 2029. The aggregate purchase price for 100% of the shares of the Third MR SPV is $6.5 million (the “Third MR Consideration”), payable in full at closing, with the transaction expected to close by September 30, 2026, subject to customary closing conditions. If we raise capital through the issuance of any common stock, preferred stock, or other equity interest prior to closing, we shall be obligated to apply 100% of the net cash proceeds of such equity raises directly toward the payment of the Third MR Consideration. Furthermore, we may, at our option, settle all or a portion of the Third MR Consideration through the issuance of Series G Preferred Shares. The Third MR SPV has secured time charter employment for the vessel with Trafigura Maritime Logistics Pte Ltd at a daily rate of $18,750, starting from its delivery and for a firm duration of seven years, with charterer’s option to extend for four additional years. The Third MR SPV has also entered into a lease financing agreement with ABCFL with the same terms as the Newbuilding Financing. The acquisition was approved by a special committee composed of independent and disinterested members of the Company’s board of directors, which obtained a fairness opinion with respect to the consideration paid to acquire the Third MR SPV from an independent financial advisor. As of the date of this report, we have settled $0.3 million of the Third MR Consideration.

In July 2026 we sold 973,788 common shares under the Equity Line Purchase Agreement we entered into with B. Riley Principal Capital II, LLC on July 21, 2025 (the “Equity Line Purchase Agreement”) (please see the Unaudited Interim Condensed Consolidated Financial Statements for the six months ended June 30, 2026 – “Note 9-Common and Preferred Stock, Additional Paid-In Capital and Dividends” included elsewhere in this document) for gross proceeds of $4.2 million. On July 20, 2026, the Company terminated the Equity Line Purchase Agreement.

On August 5, 2026, we entered into an equity distribution agreement, or as they are commonly known, at-the-market offering with B. Riley Securities, Inc. (the “ATM”). Under the ATM the Company may sell up to $25 million of its common shares with B. Riley Securities Inc. acting as a sales agent. Since B. Riley Securities Inc. is acting solely as a sales agent, it has no right to require any sales of our common shares. No warrants, derivatives, or other share classes were associated with the ATM.

B.	Liquidity and Capital Resources

Since our formation, our principal sources of funds have been equity capital raised from our shareholders through public and private issuances of equity and equity-linked securities, operating cash flows, and long-term and short-term borrowings, including sale leaseback agreements (“SLBs”) and lease financing agreements. Our principal uses of funds have been (i) capital expenditures to acquire and construct our vessels, including our newbuildings; (ii) expenditures to maintain the quality of our vessels and to comply with international shipping standards and environmental laws and regulations; and (iii) funding our working capital requirements.

Our business is capital intensive and its future success will depend on our ability to maintain a high-quality fleet through the acquisition of newer vessels and the selective sale of older vessels. Future acquisitions are subject to management’s expectation of future market conditions, our ability to acquire vessels on favorable terms and our liquidity and capital resources.

As of June 30, 2026, we had an indebtedness of $85.8 million, which after excluding unamortized financing fees amounts to a total indebtedness of $87.1 million. As of June 30, 2026, our cash and cash equivalent balances amounted to $11.6 million, held in U.S. dollar accounts, $0.9 million of which is classified as restricted cash.

As of the date of this report, we have contractual obligations for the acquisition of the Newbuilding MR Tanker of $38.4 million ($4.5 million payable in 2028 and $33.9 million payable in 2029). These commitments are financed up to 85% of the contract price under a lease financing agreement with ABCFL. Additionally, the Company has remaining contractual commitments to the shipyard for its Newbuilding Yacht, which are non-recourse to the Company, totalling €26.5 million, or $30.2 million (€9.0 million, or $10.3 million, payable in 2026 and €17.5 million, or $19.9 million, payable in 2027), applying a Euro to U.S. dollar exchange rate of 1.14. On July 15, 2026, we announced our intention to divest our interest in the Newbuilding Yacht; however, there can be no assurance that any such divestiture will be completed, and these commitments remain obligations of the Company unless and until a divestiture is consummated.

In addition, on July 13, 2026, we entered into a share purchase agreement (the “Second Newbuilding SPA”) with our Former Parent for the acquisition of the Second Newbuilding MR Tanker, the contractual commitments of which amount to $38.4 million ($9.0 million payable in 2028 and $29.4 million payable in 2029). These commitments will be financed up to 85% of the contract price under a lease financing agreement with ABCFL.

Furthermore, on July 27, 2026, we entered into a share purchase agreement (the “Third Newbuilding SPA”) with our Former Parent for the acquisition of the Third Newbuilding MR Tanker, the contractual commitments of which amount to $6.5 million payable up to September 30, 2026, of which $0.3 million has been settled as of the date of this report. Furthermore, we may, at our option, settle all or a portion of the Third MR Consideration through the issuance of Series G Preferred Shares and to the extent we do so, no cash outflow will be required. Upon consummation of the Third Newbuilding SPA, which is expected to occur by September 30, 2026, we will have an additional contractual obligation of $38.4 million ($13.6 million payable in 2028 and $24.8 million payable in 2029). These commitments will be financed up to 85% of the contract price under a lease financing agreement with ABCFL.

We expect to finance our liquidity needs and our unfinanced contractual commitments with operational cash flow, debt or equity issuances, or a combination thereof. As noted above, we intend to divest our interest in the Newbuilding Yacht. Pending completion of any such divestiture, and in the event it is not completed, we are in discussions with a number of banks regarding the financing of the Newbuilding Yacht’s contractual commitments, if needed. If we are unable to arrange such financing, we may also consider selling a vessel. As of June 30, 2026, charter-free vessel value estimates from third-party international brokers indicated a charter-free aggregate value of our fleet of $258.7 million. Any capital commitments in connection with the Newbuilding Yacht are non-recourse to us, as they are not guaranteed by us. Accordingly, we believe we will be able to finance our obligations that become due in the twelve-month period ending one year after June 30, 2026.

Working Capital Requirements and Sources of Capital

As of June 30, 2026, we had a working capital surplus (current assets less current liabilities) of $1.6 million. For the six months ended June 30, 2026, we realized a net loss of $1.1 million and generated cash flow from operations of $4.1 million.  Furthermore, we have contractual commitments for the Newbuilding Yacht of €31.0 million or $35.3 million. In our opinion we will be able to finance our obligations as they come due over the next twelve months following June 30, 2026.

Our operating cash flow for the remainder of 2026 is expected to increase compared to the six month period ended June 30, 2026, since during that period both of our vessels underwent drydocking. The total cost of the drydocking was approximately $4.6 million, comprising the direct drydocking costs of $2.6 million, the $0.5 million cost of bunkers consumed and the $1.5 million effect of the off-hire days incurred during the drydock period that reduced our revenue.

Our medium and long-term liquidity requirements relate to the operation and maintenance expenditures of our vessels, the contractual commitments for the construction of the Newbuilding MR Tanker, the Newbuilding Yacht (in the event the divestiture is not completed), the Second Newbuilding MR Tanker, the Third Newbuilding MR Tanker (once the Third Newbuilding SPA is consummated) and potential asset acquisitions. Sources of funding for our medium and long-term liquidity requirements include cash flows from operations, new debt financing and proceeds from equity linked offerings or offerings of securities.

Cash Flow Information

Cash and cash equivalents and restricted cash were $11.6 million as of June 30, 2026.

Net Cash from Operating Activities.

Net cash provided by operating activities decreased by $2.5 million, or 37.9%, in the six months ended June 30, 2026 to $4.1 million, compared to $6.6 million in the six months ended June 30, 2025.

Net Cash from Investing Activities.

Net cash used in investing activities in the six months ended June 30, 2026 was $12.7 million of cash used for advances for vessels under construction, while no cash was used in or provided by investing activities in the six months ended June 30, 2025.

Net Cash from Financing Activities.

Net cash provided by financing activities in the six months ended June 30, 2026 was $15.3 million, consisting of $32.5 million of gross proceeds from the issuance of our common stock and warrants and $5.8 million of proceeds from long-term debt. These were partially offset by $18.5 million of consideration paid in excess of the purchase price over book value of vessels, $2.3 million of principal payments of long-term debt, $1.9 million of equity issuance costs, $0.2 million of dividends paid on our Series G Preferred Shares and $0.1 million of payments of financing costs.

Net cash used in financing activities in the six months ended June 30, 2025 was $7.3 million, consisting of $5.1 million payments to the Former Parent and $2.2 million of principal payments of long-term debt.

Critical Accounting Estimates

We prepare our financial statements in accordance with U.S. GAAP. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. For more details on our Critical Accounting Estimates, please read “Item 5. Operating and Financial Review and Prospects—E. Critical Accounting Estimates” in our Annual Report. For a description of our significant accounting policies, please read Note 2 to our unaudited interim condensed consolidated financial statements, included elsewhere in this report and “Item 18. Financial Statements” in our Annual Report and more precisely “Note 2. Significant Accounting Policies” of our consolidated financial statements included in our Annual Report.

RUBICO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RUBICO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2025 AND JUNE 30, 2026

(Expressed in thousands of U.S. Dollars except share and per share data)

	December 31,	June 30,
	2025	2026
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	3,964	10,660
Prepayments and other receivables	788	361
Trade accounts receivable	1,024	328
Due from related parties (Note 5)	1,078	1,833
Inventories	194	260
Total current assets	7,048	13,442

FIXED ASSETS:
Vessels, net (Note 4)	106,189	104,100
Advances for vessels under construction (Note 4)	-	31,361
Total fixed assets	106,189	135,461

OTHER NON-CURRENT ASSETS:
Advances for asset acquisitions to related party (Notes 1 and 5)	19,500	-
Deferred charges-related party (Notes 1 and 4)	432	-
Restricted cash	900	900
Total non-current assets	20,832	900

Total assets	134,069	149,803

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt (Note 7)	4,345	4,347
Accounts payable	2,835	3,828
Accrued liabilities	736	1,633
Unearned revenue	2,088	2,031
Total current liabilities	10,004	11,839

NON-CURRENT LIABILITIES:
Non-current portion of long-term debt (Note 7)	77,937	81,420
Accrued Interest- non-current (Note 7)	-	84
Unearned revenue, non-current	330	1,104
Total non-current liabilities	78,267	82,608

COMMITMENTS AND CONTINGENCIES (Note 8)

Total liabilities	88,271	94,447

MEZZANINE EQUITY:
Preferred stock, $0.01 par value; 20,000,000 shares authorized; 0 and 4,236 issued and outstanding at December 31, 2025, and June 30, 2026 (Note 11)	-	4,871
Total Mezzanine equity	-	4,871

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 20,000,000 shares authorized; of which 100,000 Series D Shares were outstanding at December 31, 2025 and June 30, 2026 respectively	1	1
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 1,542 and 605,012 shares issued and outstanding at December 31, 2025 and June 30, 2026 respectively (Note 9)	-	6
Additional paid-in capital	14,036	20,415
Accumulated Other Comprehensive Income	-	238
Retained earnings	31,761	29,825
Total Stockholders’ equity	45,798	50,485

Total liabilities and equity	134,069	149,803

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

RUBICO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2026

(Expressed in thousands of U.S. Dollars except share and per share data)

	June 30,	June 30,
	2025	2026
Revenues	11,970	9,674

EXPENSES:
Voyage expenses (including $149 and $129 respectively, to related party) (Note 5)	244	707
Vessel operating expenses (including $- and $19 respectively, to related party) (Note 5)	2,352	2,224
Dry-docking costs	-	2,633
Vessel depreciation (Note 4)	2,089	2,089
Management fees-related parties (Note 5)	288	423
General and administrative expenses (including $- and $57 respectively, to related party) (Note 5)	253	663
Operating income	6,744	935

OTHER INCOME (EXPENSES):
Interest and finance costs	(2,768)	(2,159)
Interest income	-	132
Total other expenses, net	(2,768)	(2,027)

Net Income/ (loss)	3,976	(1,092)

Less: Deemed dividend equivalents on preferred shares related to redemption value (Note 11)	-	(635)
Less: Preferred shares dividend (Note 11)	-	(183)
Less: Deemed dividend on warrant inducement (Note 9)	-	(26)

Net income/ (loss) attributable to common shareholders	3,976	(1,936)
Earnings/ (loss) per common share, basic and diluted (Note 10)	76,461.53	(18.64)

COMPREHENSIVE INCOME/(LOSS):

Net Income/ (loss)	3,976	(1,092)
Change in foreign currency translation adjustments	-	(165)

Total Comprehensive Income/ (loss)	3,976	(1,257)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

RUBICO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE AND STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2026

(Expressed in thousands of U.S. Dollars except share and per share data)

	Net Former Parent Investment	Retained Earnings	Total
BALANCE, December 31, 2024	3,066	31,049	34,115
Net Income	-	3,976	3,976
Net decrease in Net Former Parent Investment	(3,066)	(1,988)	(5,054)
BALANCE, June 30, 2025	-	33,037	33,037

			Stockholders’ Equity*
	Mezzanine Equity		Preferred Stock		Common stock*		Additional	Accumulated Other	Retained Earnings attributable to	Total
	# of shares	Value	# of shares	Par Value	# of shares	Par Value	Paid in Capital	Comprehensive Income	common stockholders	Stockholders’ Equity
BALANCE, December 31, 2025	-	-	100,000	1	1,542	-	14,036	-	31,761	45,798
Net Loss	-	-	-	-	-	-	-	-	(1,092)	(1,092)
Excess Consideration over acquired assets	-	-	-	-	-	-	(24,335)	403	-	(23,932)
Change in foreign currency translation adjustments	-	-	-	-	-	-	-	(165)	-	(165)
Issuance of Series G Preferred Shares	4,236	4,236	-	-	-	-	-	-	-	-
Deemed dividend on Issuance of Series G Preferred Shares (Note 11)	-	635	-	-	-	-	-	-	(635)	(635)
Dividends of preferred shares (Note 11)	-	-	-	-	-	-	-	-	(183)	(183)
Equity issuance costs (Note 9)	-	-	-	-	-	-	(1,806)	-	-	(1,806)
Fractional Shares	-	-	-	-	(22)	-	-	-	-	-
Deemed dividend on warrant Inducement	-	-	-	-	-	-	-	-	(26)	(26)
Incremental fair value of the Class C warrants	-	-	-	-	-	-	26	-	-	26
Issuance of common stock including the exercise of warrants (Note 9)	-	-	-	-	603,492	6	32,494	-	-	32,500
BALANCE, June 30, 2026	4,236	4,871	100,000	1	605,012	6	20,415	238	29,825	50,485

*	Adjusted to reflect the reverse stock splits effected in April 2026 and June 2026 (see Note 9)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

RUBICO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2026

(Expressed in thousands of U.S. Dollars except share and per share data)

	June 30,	June 30,
	2025	2026
Net Cash provided by Operating Activities	6,614	4,089
Advances for vessels under construction and capitalized expenses	-	(12,704)
Net Cash used in Investing Activities	-	(12,704)

Cash Flows from Financing Activities:
Net Payments to Former Parent company	(5,054)	-
Proceeds from Debt	-	5,763
Principal payments of debt	(2,200)	(2,250)
Payment of financing costs	-	(108)
Proceeds from issuance of common stock	-	32,500
Equity offering issuance costs	-	(1,916)
Dividends of Preferred Shares	-	(183)
Consideration paid in excess of purchase price over book value of vessels	-	(18,495)
Net Cash (used in)/provided by Financing Activities	(7,254)	15,311

Net (decrease)/increase in cash and cash equivalents and restricted cash	(640)	6,696

Cash and cash equivalents and restricted cash at beginning of the year	2,161	4,864

Cash and cash equivalents and restricted cash at end of the period	1,521	11,560

Cash breakdown
Cash and cash equivalents	521	10,660
Restricted cash, non-current	1,000	900
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid, net of capitalized interest	2,651	2,089
Capital expenditures included in Accounts payable/ Accrued liabilities/ Due to related parties	-	98
Equity issuance costs included in liabilities	-	230
Settlement of Excess consideration over acquired assets with issuance of Series G Shares (Notes 1 and 11)	-	4,236

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States Dollars – except share, earnings per share and rate per day, unless otherwise stated)

1.	Basis of Presentation and General Information

Rubico Inc. (“Rubico”) was formed by Top Ships Inc. (the “Former Parent”) on August 11, 2022 under the laws of the Republic of the Marshall Islands to serve as the holding company of Roman Empire Inc. and Athenean Empire Inc. The Former Parent contributed to Rubico Inc. its 100% interest in Roman Empire Inc. and Athenean Empire Inc. that own two 157,000 dwt Suezmax tankers, the M/T Eco West Coast and the M/T Eco Malibu, built in March and May 2021, respectively. Both vessels are time chartered to Clearlake Shipping Pte Ltd.

The contribution was completed on August 1, 2025 (spin-off date) and 52 Common Shares and 100,000 from a new series of preferred shares, the Series D Preferred shares (the “Spin-off”) were issued. The contribution of Common Shares was pro rata to the beneficial holders of the Former Parent’s outstanding common shares and to beneficial holders of the Former Parent’s outstanding common stock purchase warrants on an as-exercised basis as of June 16, 2025, the record date of the Spin-Off. 100,000 Series D perpetual Preferred shares were contributed to the holder of the Series D perpetual preferred shares (the “Series D preferred shares”) of the Former Parent to mirror the rights of the Series D preferred shares of the Former Parent. The holder of the Series D preferred shares of the Former Parent is the Lax Trust, which is an irrevocable trust established for the benefit of certain family members of the President, Chief Executive Officer and Director of the Former Parent, Mr. Evangelos J. Pistiolis.

The accompanying interim unaudited condensed consolidated financial statements include the accounts of Rubico Inc. and its subsidiaries (collectively, the “Company”). Roman Empire Inc. and Athenean Empire Inc. have been accounted for using the historical carrying costs of their assets and liabilities from their dates of incorporation. For periods up to August 1, 2025, the accompanying unaudited interim condensed consolidated financial statements reflect the financial position and results of the carve-out operations of Roman Empire Inc., Athenean Empire Inc. and Rubico.

The Company is a global provider of shipping transportation services specializing in the ownership and operation of tanker vessels.

The Company’s vessels are managed by Central Shipping Inc. (“CSI”), a related party affiliated with the family of Evangelos J. Pistiolis, the Former Parent’s Chief Executive Officer, Director and President.

As of June 30, 2026, the Company was the sole owner of all outstanding shares of the following subsidiary companies:

Wholly owned Shipowning Companies (“SPC”) during six month period ended June 30, 2026	Date of Incorporation	Country of Incorporation	Vessel	Delivery Date
Roman Empire Inc.	February 2020	Marshall Islands	Eco West Coast	March 2021
Athenean Empire Inc.	February 2020	Marshall Islands	Eco Malibu	May 2021

Wholly owned SPCs with vessels under construction during the period ended June 30, 2026	Date of Incorporation	Country of Incorporation	Vessel	Delivery Date
Roman Explorer Inc.	September 2023	Marshall Islands	Hull No 158	Q2 2027
Roman Shark IX Inc.	January 2026	Marshall Islands	Hull No. 25110062	Q4 2029

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States Dollars – except share, earnings per share and rate per day, unless otherwise stated)

On December 4, 2025, the Company entered into a letter of intent (“LOI”) relating to the prospective purchase from the Former Parent of Roman Explorer Inc., a company that owns a contract for the construction of mega yacht M/Y Sanlorenzo “1150 Exp” with hull number 158 (the “Newbuilding Yacht”), whereby the Former Parent was precluded from marketing or selling the Newbuilding Yacht until March 31, 2026. The consideration for the LOI was $4,000 (“LOI advance”) and it was netted-off against the New Yacht Consideration (see below). The consideration was refundable in case the Company elected not to proceed with the acquisition of Roman Explorer Inc. The Company on December 31, 2025 (the “Newbuilding Yacht SPA signing date”) entered into a sales and purchase agreement (“SPA”) for the purchase from the Former Parent of Roman Explorer Inc. for a Consideration of $38,000 (the “New Yacht Consideration”). On the Newbuilding Yacht SPA signing date, the Company settled $19,500 of the New Yacht Consideration by netting-off the LOI advance and by paying $15,500. The amount of $19,500 was presented under “Advances for asset acquisitions to related party” in the consolidated balance sheets as of December 31, 2025 (see Note 5). On March 31, 2026, the Newbuilding Yacht SPA was consummated and the Newbuilding Yacht was transferred to Rubico Inc. During the six-month period ended June 30, 2026 the Company has fully settled the New Yacht Consideration by paying the remaining amount of $18,500. In connection with the signing of the Newbuilding Yacht SPA, the Company was charged with $432 from CSI as a newbuilding monitoring fee (see Note 4). The net assets of Roman Explorer Inc. as of March 31, 2026 amounted to $18,304 and substantially related to advances paid for the Newbuilding Yacht. The abovementioned transaction was approved by a special committee of the Company’s board of directors (the “Special Committee”), of which all of the directors were independent. The Special Committee obtained a fairness opinion relating to the consideration of the transaction from an independent financial advisor.

On February 20, 2026, the Company entered into a share purchase agreement (the “Newbuilding MR SPA”) with Central Mare Inc. (“Central Mare”), a related party affiliated with the family of Mr. Evangelos J. Pistiolis, to purchase the shares of Roman Shark IX Inc. (the “Newbuilding MR SPV”) that has entered into a shipbuilding contract, dated February 3, 2026, with Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the purchase of a 47,499 dwt chemical/product oil carrier (the “Newbuilding MR Tanker”). The Newbuilding MR Tanker is scheduled for delivery in the fourth quarter of 2029. The Newbuilding MR SPA was consummated on March 18, 2026. The purchase price for the Newbuilding MR SPV was $4,236 and was settled through the issuance of 4,236 Series G convertible perpetual preferred shares (“Series G Preferred Shares”, see Note 11), as contemplated in the Newbuilding MR SPA, pursuant to which under certain circumstances Central Mare could demand payment of instalments in the form of newly issued Series G Preferred Shares. Central Mare has also secured time charter employment with Trafigura Maritime Logistics Pte Ltd (“Trafigura”) for the Newbuilding MR Tanker, starting from the vessel’s delivery and for a firm duration of seven years, with a charterer’s option to extend for four additional years. As a condition to closing of the acquisition of the Newbuilding MR SPV, Central Mare has also arranged for a lease financing agreement that the Newbuilding MR SPV has entered into on March 9, 2026 with Agricultural Bank of China Financial Leasing (“ABCFL”). This lease financing agreement is for an aggregate amount of 85% of the instalments payable under the shipbuilding contract (see Note 7). The aggregate amount of instalments payable under the shipbuilding contract is $45,200. The financing bears an effective interest rate of Term SOFR plus a margin of 1.80%. Under the financing, upon delivery of the Newbuilding MR Tanker the Company will make quarterly instalment payments of $506 over a period of 10 years with a purchase obligation of $18,200 payable together with the last instalment.

The Company accounted for the abovementioned acquisitions as a transfer of assets between entities under common control and has recognized the vessels at their historical carrying amounts at the date of transfer. The consideration given in excess of the historical carrying value of the net assets acquired is presented as Excess of consideration over acquired assets in the Company’s unaudited interim condensed consolidated statements of mezzanine and stockholders’ equity for the six months ended June 30, 2026. This excess of $23,932 was recorded as a $24,335 reduction to additional paid-in capital, net of $403 of accumulated other comprehensive income of  Roman Explorer Inc. carried over at the date of transfer. An analysis of the Excess consideration over acquired assets is presented in the table below:

As of June 30,	2026
Consideration	42,236
Less: Carrying value of net assets of companies acquired	(18,304)
Excess consideration over acquired assets	23,932

Our historical and interim results of operations may not be indicative of the results that may be achieved for fiscal year ending December 31, 2026 or any future period. The unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States Dollars – except share, earnings per share and rate per day, unless otherwise stated)

2.	Significant Accounting Policies

A discussion of the Company’s significant accounting policies can be found in the Company’s annual financial statements for the fiscal year ended December 31, 2025.

Foreign Currency Translation: The Company’s functional currency is the U.S. Dollar because most vessels operate in international shipping markets, and therefore primarily transact business in U.S. Dollars. The Company’s books of account are maintained in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies are translated to U.S. Dollars based on the year-end exchange rates and any gains and losses are included in the unaudited interim condensed consolidated statements of comprehensive income/(loss). For the Company’s subsidiaries that have a functional currency different than the US Dollar (in the Company’s case, Roman Explorer Inc.), foreign currency-denominated results of operations and cash flows are translated at either the exchange rate in effect at the time of transactions or the average exchange rate during that period. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at the balance sheet date, while equity in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Consequently, amounts reported on the unaudited interim condensed consolidated statements of cash flows may not align precisely with changes in corresponding balances on the unaudited interim condensed consolidated balance sheets. Translation adjustments resulting from period-to-period exchange rate fluctuations are included as a separate component of accumulated other comprehensive income/(loss) in the unaudited interim condensed consolidated balance sheets and unaudited interim condensed consolidated statements of mezzanine and stockholders’ equity. For the six months ended June 30, 2026, a loss of $165 was recorded under Change in foreign currency translation adjustments in the unaudited interim condensed consolidated statements of comprehensive income/(loss).

Segment Reporting: The Company has determined that it operates under one reportable segment, that of operating tanker vessels, and the assets of such segment are presented under the caption Total assets in the accompanying unaudited interim condensed consolidated balance sheets. The segment’s significant expenses regularly provided to chief operating decision maker (“CODM”) are the consolidated expenses as presented on the face of the unaudited interim condensed consolidated statements of income. The accounting policies applied to the reportable segment are the same as those used in the preparation of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025.

Recent Accounting Pronouncements:

In May 2026, the FASB issued Accounting Standards Update No. 2026-02, Environmental Credits and Environmental Credit Obligations (Topic 818), which establishes guidance for the recognition, measurement, presentation and disclosure of environmental credits and related environmental credit obligations. The amendments are effective for annual reporting periods beginning after December 15, 2027, including interim periods within those annual reporting periods, with early adoption permitted, and are required to be applied retrospectively. The Company is currently evaluating the impact of adopting this guidance on its unaudited interim condensed consolidated financial statements and related disclosures.

In April 2026, the FASB issued ASU No. 2026-01, “Equity (Topic 505): Initial Measurement of Paid-in-Kind Dividends on Equity-Classified Preferred Stock.” The amendments in this Update require an issuer to initially measure paid-in-kind (PIK) dividends on equity-classified preferred stock on the basis of the PIK dividend rate stated in the preferred stock agreement (for example, by multiplying the stated PIK dividend rate by the liquidation preference of the shares), addressing the prior absence of authoritative guidance and the resulting diversity in practice. The amendments in this Update are effective for all entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. Early adoption is permitted for any interim or annual period for which financial statements have not yet been issued or made available for issuance, provided that adoption in an interim period is applied as of the beginning of that fiscal year. The Company evaluated the impact of this ASU on its unaudited interim condensed consolidated financial statements and determined that there is no material effect on its results of operations.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States Dollars – except share, earnings per share and rate per day, unless otherwise stated)

There are no other recent accounting pronouncements the adoption of which is expected to have a material effect on the Company’s unaudited interim condensed consolidated financial statements in the current period.

3.	Going Concern

At June 30, 2026, the Company had a working capital surplus of $1,603. For the six months ended June 30, 2026 the Company realized a net loss of $1,092 and generated cash flow from operations of $4,089. As of June 30, 2026 the Company has contractual commitments for the Newbuilding Yacht of Euro 31,000, or $35,315, which are non-recourse to the Company. Subsequent to June 30, 2026, on July 15, 2026, the Company announced its intention to divest its interest in the Newbuilding Yacht and has also settled an additional Euro 4,500 or $5,126 of the contractual commitments to shipyard. Pending completion of any such divestiture, the Company is in discussions with a number of banks regarding the financing of the Newbuilding Yacht’s contractual commitments, if needed. In addition, on July 13, 2026 and July 27, 2026 the Company entered into SPAs with its Former Parent for the acquisition of the Second Newbuilding MR Tanker and the Third Newbuilding MR Tanker, respectively (see Note 13), with a consideration of $6,250 and $6,500, respectively. The SPA for the Second Newbuilding MR Tanker was consummated on August 14, 2026, and by that date the $6,250 consideration had been fully settled. The $6,500 consideration for the Third Newbuilding MR Tanker is payable up to September 30, 2026, of which $300 has been settled as of the date of these financial statements. In connection with the Third MR Consideration (see Note 13) the Company has the option to settle through the issuance of Series G Shares (Note 11) and in this case no cash outflow will be required.

In the Company’s opinion, the Company will be able to finance its obligations as they come due over the next twelve months following the date of the issuance of these unaudited interim condensed consolidated financial statements. Consequently, the unaudited interim condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

4. (a) Vessels, net

The balances in the accompanying unaudited interim condensed consolidated balance sheets are analyzed as follows:

	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance, December 31, 2025	126,646	(20,457)	106,189
— Depreciation	-	(2,089)	(2,089)
Balance, June 30, 2026	126,646	(22,546)	104,100

As of June 30, 2026 the titles of ownership of both our operating vessels are held by the respective lenders to secure the relevant sale and lease back financing transactions (see Note 7).

4. (b) Advances for vessels under construction:

An analysis of Advances for vessels under construction is as follows:

Advances for vessels under construction
Balance, December 31, 2025	-
— Additions	18,292
— Capitalized Newbuilding vessel monitoring fees	432
— Advances paid	11,932
— Capitalized expenses	494
— Capitalized Imputed interest	376
— Foreign currency translation differences	(165)
Balance, June 30, 2026	31,361

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States Dollars – except share, earnings per share and rate per day, unless otherwise stated)

5.	Transactions with Related Parties

(a) Central Mare Inc.– Executive Officers and Other Personnel Agreements: On August 1, 2025, the Company entered into separate agreements with Central Mare, pursuant to which Central Mare provides the Company with its executive officers (Chief Executive Officer and Chief Financial Officer) and a number of managerial and administrative employees.

The Company has also entered into an agreement with Central Mare to manage and collect on its behalf all of the EUAs due from its charterers. As of December 31, 2025 and June 30, 2026, the amounts due from Central Mare were $1,099 and $1,886 respectively, referring exclusively to EUA’s collected on the Company’s behalf from the Company’s charterers. Such amount is included in Due from related parties in the accompanying unaudited interim condensed consolidated balance sheets.

The fees charged by and expenses relating to Central Mare for the six months ended June 30, 2025 and 2026 were $- and $57, respectively and are presented under General and administrative expenses in the accompanying unaudited interim condensed consolidated statements of comprehensive income/(loss).

(b)  CSI Management Agreement: On May 28, 2020, the Company’s vessel-owning subsidiaries of M/T Eco West Coast and M/T Eco Malibu entered into two management agreements, one for each vessel, with CSI and on March 18, 2026 and March 31, 2026 the Company’s vessel-owning subsidiaries of new building vessels Hull No. 25110062 and Hull No 158 entered into two management agreements, one for each newbuilding vessel, with CSI respectively (collectively the “CSI Management Agreements”). Finally, the Company entered into a letter agreement with CSI on July 15, 2025, as amended on December 30, 2025 (“CSI Letter Agreement”). The CSI Management Agreements and the CSI Letter Agreement (together the “Management Agreements”) can only be terminated subject to an eighteen-month advance notice, subject to a termination fee equal to twelve months of fees payable under the Management Agreements.

Pursuant to the Management Agreements, the Company pays a management fee of $670 per day for the provision of technical, commercial, operation, insurance, bunkering and crew management, commencing three months before the vessel is scheduled to be delivered by the shipyard. In addition, the Management Agreements provide for payment to CSI of: (i) $609 per day for superintendent visits plus actual expenses; (ii) a chartering commission of 1.25% on all freight, hire and demurrage revenues; (iii) a commission of 1.00% on all gross vessel sale proceeds or the purchase price paid for vessels; (iv) in the case of  a vessel under construction a 1.00% of commission denoted as “Newbuilding vessels monitoring fee” that is payable as follows: 25% of the commission on the purchase of the newbuilding construction contract, 25% of the commission on the steel cutting of the newbuilding vessel, 25% of the commission on launching of the newbuilding vessel and 25% of the commission on the delivery of the newbuilding vessel to the Company (“steel cutting” and “launching” are newbuilding vessel construction milestones, evidenced by notices received by the shipyard) and (v) a financing fee of 0.2% on derivative agreements and loan financing or refinancing. CSI will perform supervision services for any newbuilding vessels while the vessels are under construction, for which the Company will pay CSI the actual cost of the supervision services plus a fee of 7% of such supervision services.

CSI provides, at cost, all accounting, reporting, legal and administrative services. Finally, the Management Agreements provide for a performance incentive fee for the provision of management services to be determined at the discretion of the Company’s Board of Directors. The Management Agreements have an initial term of five years, after which they will continue to be in effect until terminated by either party subject to an eighteen-month advance notice of termination. Pursuant to the terms of the Management Agreements, all fees payable to CSI are adjusted annually according to the US Consumer Price Inflation (“CPI”) of the previous year and if CPI is less than 2% then a 2% increase is effected and if CPI is more than 5% then a 5% increase is effected.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States Dollars – except share, earnings per share and rate per day, unless otherwise stated)

As of December 31, 2025 and June 30, 2026, CSI was owed $160 and $53 by the Company, presented net in Due from related parties in the accompanying consolidated balance sheets. The fees charged by and expenses relating to CSI for the six months ended June 30, 2025 and 2026 are as follows:

	Period ended June 30,
	2025	2026	Presented in:
Management fees	243	243	Management fees – related parties – Statement of comprehensive income/(loss)
Accounting and reporting cost*	45	180	Management fees – related parties – Statement of comprehensive income/(loss)
Commission on charter hire agreements	149	129	Voyage expenses - Statement of comprehensive income/(loss)
Superintendent fees	-	19	Vessel operating expenses – Statement of comprehensive income/(loss)
Financing fees	-	77	Net in Current and Non-current portions of long-term debt – Balance sheet
Newbuilding vessels monitoring fee	-	113	Advances for vessels under construction – Balance sheet
Total	437	761

*	Accounting and reporting cost for the six month period ended June 30, 2025, represents an allocation of the expenses incurred by the Former Parent based on the number of calendar days of the Company’s vessels to total calendar days of the Former Parent’s fleet.

(c) Advances for asset acquisitions to related party: Please refer to Note 1.

(d) Series G Preferred Shares: Please refer to Note 1 and Note 11.

(e) Newbuilding MR SPA with Central Mare: Please refer to Note 1.

6.	Leases

Lease arrangements, under which the Company acts as the lessor

Charter agreements:

During the six months ended June 30, 2026, the Company operated two vessels (M/T Eco West Coast and M/T Eco Malibu) under time charters with Clearlake Shipping Pte Ltd.

In addition, pursuant to the consummation of the Newbuilding MR SPA for the acquisition of the Newbuilding MR Tanker during the six-month period ended June 30, 2026, the Company has entered into a time charter party with Trafigura for seven years starting upon delivery from shipyard with a charterer’s option to extend for four additional years.

Future minimum time-charter receipts of the Company’s vessels in operation as of June 30, 2026, based on commitments relating to their non-cancellable time charter contracts as of June 30, 2026, are as follows:

Year ending December 31,	Time Charter receipts
2026 (remainder)	12,088
2027	21,950
2028	21,952
2029	21,892
2030 and thereafter	18,894
Total	96,776

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States Dollars – except share, earnings per share and rate per day, unless otherwise stated)

Future minimum time-charter receipts of the Company’s vessel under construction as of June 30, 2026, are as follows

Year ending December 31,	Time Charter receipts
2026 (remainder)	-
2027	-
2028	-
2029	319
2030 and thereafter	45,919
Total	46,238

In arriving at the minimum future charter revenues the Company has assumed that no off-hire time is incurred, although there is no assurance that such estimate will be reflective of the actual off-hire in the future.

7.	Debt

Details of the Company’s credit facilities are discussed in Note 7 of the Company’s annual financial statements for the year ended December 31, 2025 and changes in the six months ended June 30, 2026 are discussed below.

	December 31, 2025	June 30, 2026
Total long term debt:
New Huarong Facility (M/T Eco West Coast and M/T Eco Malibu)	83,625	81,375
ABCFL Facility (Hull No. 25110062)	-	5,763
Total long term debt	83,625	87,138
Less: Deferred finance fees	(1,343)	(1,371)
Total long term debt net of deferred finance fees	82,282	85,767

Presented:
Current portion of long term debt	4,345	4,347
Long term debt	77,937	81,420

Total Debt net of deferred finance fees	82,282	85,767

ABCFL Facility

On March 9, 2026, the Newbuilding MR SPV entered into a lease financing agreement with ABCFL (the “ABCFL Facility”) for the partial pre-delivery financing of the construction cost of the Newbuilding MR Tanker, in the form of a sale and leaseback. Under the ABCFL Facility, ABCFL will advance 85% of each instalment payable under the shipbuilding contract as it falls due during the construction period, with the Company funding the remaining 15%. The total instalments under the shipbuilding contract amount to $45,200, and the aggregate financing under the ABCFL Facility will therefore be $38,420. The ABCFL Facility bears interest at Term SOFR plus a margin of 1.80%. All interest related to the predelivery instalments is payable after delivery of the vessel together with the first quarterly instalment payment and is presented under “Accrued Interest Non-current” in the unaudited interim condensed consolidated balance sheets. Upon delivery of the vessel, the Company expects to make quarterly instalment payments of $506 over a period of 10 years, with a purchase obligation of $18,200 at the end of the 10-year period. Following the first anniversary of the vessel’s delivery, the Company will have the option to repurchase the vessel at purchase prices stipulated in the related bareboat charter agreement, varying according to when the option is exercised. Concurrently, four other companies owned by the Former Parent entered into similar agreements with ABCFL for the financing of sister newbuilding vessels to the Newbuilding MR Tanker (the “Related Newbuilding Contract Owners”). Upon consummation of the Newbuilding MR SPA, the Company provided ABCFL with a corporate guarantee of the obligations of the Newbuilding MR SPV and our Former Parent provided ABCFL with a corporate guarantee of those obligations as well. As of June 30, 2026 an amount of $5,763 is outstanding from the ABCFL Facility representing  85% of the $6,780 1st instalment payment to the yard for the Newbuilding MR Tanker.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States Dollars – except share, earnings per share and rate per day, unless otherwise stated)

The ABCFL Facility contains customary covenants and event of default clauses, including cross-default provisions and restrictive covenants. It contains performance requirements at the guarantor (Rubico Inc. and Top Ships Inc.) level and the shipowning company (Newbuilding MR SPV) level. At the guarantor level, from delivery of the vessel and at all times thereafter, the guarantor is required to maintain minimum liquidity of no less than $440 per tanker vessel and, following the cancellation, expiration or termination of the time charter agreement with Trafigura (or a qualifying replacement charter agreement), the guarantor is required to maintain a ratio of total net debt to the aggregate market value of its fleet of no more than 80%. At the shipowning company level, following the cancellation, expiration or termination of the time charter agreement with Trafigura (or a qualifying replacement charter agreement), the ABCFL Facility is subject to a loan to value requirement whereby the outstanding capital balance must not exceed 85% of the vessel’s market value. Additionally, the ABCFL Facility contains restrictions on the Company incurring further indebtedness or guarantees and paying dividends when in default or if such dividend payment would result in a termination event under the lease financing agreement. The ABCFL Facility has change of control provisions whereby there may not be a change of control of the Company.

The ABCFL Facility is secured mainly by the following:

•	Ownership of the vessel;
•	Cross-default covenants across the Related Newbuilding Contract Owners;
•	A pre-delivery assignment of the shipbuilding contract and refund guarantee;
•	Assignment of insurances and earnings of the vessel financed;
•	Specific assignment of any time charters of the vessel financed with duration of more than 12 months;
•	Corporate guarantee of Rubico Inc. and Top Ships Inc. (see above);
•	Pledge of the shares of the relevant shipowning subsidiary; and
•	Pledge over the earnings account of the vessel financed.

As of June 30, 2026 the applicable average SOFR was 3.66% and the Company was in compliance with all debt covenants with respect to its credit facilities.

8.	Commitments and Contingencies:

Capital Expenditures under the Company’s Newbuilding program:

As of June 30, 2026, the Company has remaining contractual commitments to the shipyard for its Newbuilding MR Tanker amounting to $38,420 ($4,520 payable in 2028 and $33,900 payable in 2029). Those commitments are financed 85% from a lease financing agreement with ABCFL (see Note 7). Additionally, the Company has remaining contractual commitments to the shipyard for its Newbuilding Yacht, that are non-recourse to the Company, totaling Euro 31,000 or $35,315 (Euro 13,500 or $15,379 payable in 2026 and Euro 17,500 or $19,936 payable in 2027).

On July 13, 2026, the Company entered into an SPA with the Former Parent to acquire the shares of a company that is party to a shipbuilding contract for the Second Newbuilding MR Tanker (see Note 13). On August 14, 2026, the SPA was consummated and, as a result, the Company assumed commitments of $38,420 ($9,040 in 2028 and $29,380 in 2029).

On July 27, 2026, the Company entered into an SPA with the Former Parent to acquire the shares of another company that is party to a shipbuilding contract for the Third Newbuilding MR Tanker (see Note 13). Once the SPA is consummated, which is expected to occur by September 30, 2026, the Company will have assumed commitments of $38,420 ($13,560 in 2028 and $24,860 in 2029).

9.	Common and Preferred Stock, Additional Paid-In Capital and Dividends:

A discussion of the Company’s common stock, additional paid-in capital and dividends can be found in the Company’s annual financial statements for the fiscal year ended December 31, 2025 which have been filed with the Securities and Exchange Commission on Form 20-F on March 23, 2026. Changes in the six months ended June 30, 2026 are discussed below. No dividends were paid to common stock holders in the six months ended June 30, 2026.

Reverse stock split: On December 2, 2025, February 12, 2026, April 9, 2026, and on June 26, 2026 the Company effected a 1-for-30, a 1-for-7.8, a 1-for-10 and a 1-for-25 reverse stock split of its common stock, respectively. There was no change in the number of authorized common shares of the Company, or the floor price of the Company’s Series G Preferred Shares, or the number of votes of the Company’s Series D and G Shares. All numbers of common share and earnings per share amounts, as well as warrant shares eligible for purchase under the Company’s warrants, exercise price of said warrants and conversion price of the Company’s Series G Preferred Shares, in these unaudited interim condensed consolidated financial statements have been retroactively adjusted to reflect these reverse stock splits.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States Dollars – except share, earnings per share and rate per day, unless otherwise stated)

Equity Line Purchase Agreement: During the six-month period ended June 30, 2026 the Company issued 95,555 Common shares in connection with the Equity Line Purchase Agreement for gross proceeds of $18,368 net of issuance costs of $93. On July 20, 2026 the Company terminated the Equity Line Purchase Agreement having sold a total of $27,110 and 1,069,876 shares.

January 2026 offering: On January 9, 2026, the Company closed a public offering of 3,418 units consisting of 1 common share or Pre-funded warrant and one and a half Class B Warrant at a public offering price of $1,170 per unit (the “January 2026 Offering”). Each Pre-funded Warrant was exercisable for one Common Share. As of the date of these financial statements all Pre-funded Warrants have been exercised. Maxim Group LLC (the “placement agent”) acted as the placement agent of the offering. Each Class B Warrant has an exercise price of $1,170 per share, is exercisable upon issuance and expires five years from issuance. Each Class B Warrant is exercisable for one Common Share, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the Company’s common shares. In addition, the Company agreed to issue to the Placement Agent warrants to purchase 170 Common Shares (equal to 5.0% of the total number of Common Shares sold in the January 2026 Offering, the “January 2026 Placement Agent Warrants”), with terms substantially the same as the Class B Warrants. The aggregate gross proceeds to the Company from the January 2026 Offering, before deducting underwriting discounts and other expenses payable by the Company were $4,000 while issuance costs amounted to $648 (out of which $252 were incurred in 2026). As of the date of these financial statements no Class B warrants or January 2026 Placement Agent Warrants have been exercised.

Accounting Treatment of the Pre-Funded Warrants, the Class B Warrants and January 2026 Placement Agent Warrants

The Pre-Funded Warrants were classified as a component of permanent stockholders’ equity within additional paid-in capital and were recorded at the issuance date. The Pre-Funded Warrants are equity classified because they (i) are freestanding financial instruments that are legally detachable and separately exercisable from the equity instruments, (ii) are immediately exercisable, (iii) do not embody an obligation for the Company to repurchase its shares, (iv) permit the holders to receive a fixed number of shares of common stock upon exercise, (v) are indexed to the Company’s common stock and (vi) meet the equity classification criteria. In addition, such pre-funded warrants do not provide any guarantee of value or return. The Company accounted for the Class B Warrants and January 2026 Placement Agent Warrants as equity in accordance with the accounting guidance for derivatives. The Company concluded these warrants should be equity-classified since they contained no provisions which would require the Company to account for the warrants as a derivative liability.

2026 Equity Line Purchase Agreement: On April 20, 2026, the Company entered into a common shares purchase agreement (the “2026 Equity Line Purchase Agreement”) with B. Riley Principal Capital II, LLC (the “Selling Shareholder”). Pursuant to the 2026 Equity Line Purchase Agreement, the Company has the right to sell to the Selling Shareholder, from time to time during the term of the 2026 Equity Line Purchase Agreement, up to $50,000 of its common shares, subject to certain limitations and conditions set forth in the 2026 Equity Line Purchase Agreement. Sales of the Company’s common shares pursuant to the 2026 Equity Line Purchase Agreement, and the timing of any sales, are solely at the Company’s option. The Company’s right to cause the Selling Shareholder to purchase its common shares is subject to certain conditions set forth in the 2026 Equity Line Purchase Agreement. During the six-month period ended June 30, 2026, the Company has not issued any Common shares in connection with the 2026 Equity Line Purchase Agreement and has incurred costs related to the 2026 Equity Line Purchase Agreement of $329.

May 2026 offering: On May 21, 2026, the Company closed a public offering of 210,525 units consisting of 1 common share or Pre-funded warrant and one and a half Class C warrant at a public offering price of $23.75 per unit (the “May 2026 Offering”). Each Pre-funded Warrant was exercisable for one Common Share. As of the date of these financial statements all Pre-funded Warrants have been exercised. Maxim Group LLC (the “placement agent”) acted as the placement agent of the offering. Each Class C Warrant has an exercise price of $23.75 per share, is exercisable upon issuance and expires five years from issuance. Each Class C Warrant is exercisable for one Common Share, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the Company’s common shares. In addition, the Company agreed to issue to the Placement Agent warrants to purchase 10,526 Common Shares (equal to 5.0% of the total number of Common Shares sold in the May 2026 Offering, the “May 2026 Placement Agent Warrants”), with terms substantially the same as the Class C Warrants. The aggregate gross proceeds to the Company from the May 2026 Offering, before deducting underwriting discounts and other expenses payable by the Company were $5,000 while issuance costs amounted to $556. As of the date of these financial statements all of the Class C Warrants have been exercised pursuant to the Warrant Inducement Agreement (see below) and all of the May 2026 Placement Agent Warrants are outstanding.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States Dollars – except share, earnings per share and rate per day, unless otherwise stated)

Accounting Treatment of the Pre-Funded Warrants, the Class C Warrants and May 2026 Placement Agent Warrants

The Pre-Funded Warrants were classified as a component of permanent stockholders’ equity within additional paid-in capital and were recorded at the issuance date. The Pre-Funded Warrants are equity classified because they (i) are freestanding financial instruments that are legally detachable and separately exercisable from the equity instruments, (ii) are immediately exercisable, (iii) do not embody an obligation for the Company to repurchase its shares, (iv) permit the holders to receive a fixed number of shares of common stock upon exercise, (v) are indexed to the Company’s common stock and (vi) meet the equity classification criteria. In addition, such pre-funded warrants do not provide any guarantee of value or return. The Company accounted for the Class C Warrants and the May 2026 Placement Agent Warrants as equity in accordance with the accounting guidance for derivatives. The Company concluded these warrants should be equity-classified since they contained no provisions which would require the Company to account for the warrants as a derivative liability.

Warrant Inducement Agreement: On June 12, 2026 the Company entered into an agreement with the investors holding 100% of the Class C Warrants to induce them to exercise all of their Class C Warrants at an exercise price reduced from $23.75 per warrant share to $16.25 per warrant share. In consideration for the immediate exercise of the Class C Warrants for cash that resulted in gross proceeds of $5,132 before related fees and commissions which amounted to $365, we issued 293,994 common shares and the investors also received new warrants to purchase up to an aggregate of 631,575 common shares (the “Class D Warrants”) with identical terms as the C Warrants with the exception of the exercise price per warrant share now set at $16.25. The Company treated this warrant inducement agreement as a warrant modification and has recognized the incremental fair value of $26 of the Class C Warrants as a deemed dividend.

Dividends to common stockholders: No dividends were paid to common stockholders in the period ended June 30, 2026.

10.	Earnings/(Loss) Per Common Share:

The computation of earnings/(loss) per share for the six-month period ended June 30, 2026 is based on the weighted average number of common shares outstanding during the period, while the computation for the six-month period ended June 30, 2025 gives retroactive effect to the shares issued in connection with the Spin-Off as if they were outstanding for the whole six month period. All shares issued are included in the Company’s common stock and have equal rights to vote and participate in dividends and in undistributed earnings.

The components of the calculation of basic and diluted earnings per share for the six month periods ended June 30, 2025 and 2026 are as follows:

	Six months ended June 30,
	2025	2026
Net Income/(Loss)	3,976	(1,092)
Less: Deemed dividend equivalents on Series G Preferred Shares related to redemption value (Note 11)	-	(635)
Less: Dividends of Series G Preferred Shares (Note 11)	-	(183)
Less: Deemed dividend on warrant inducement (Note 9)	-	(26)
Net Income / (Loss) attributable to common shareholders	3,976	(1,936)
Weighted average common shares outstanding, basic and dilutive	52	103,857
Earnings/(Loss) per share, basic and diluted	76,461.53	(18.64)

For the six-month period ended June 30, 2025, there were no dilutive shares. For the six-month period ended June 30, 2026, 139,114  dilutive shares calculated under the treasury stock method have not been included in the computation of diluted earnings per share because to do so would have been antidilutive for the period presented. For the six-month period ended June 30, 2026, 47,539 dilutive shares on an as-if converted basis relating to Series G Shares were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the period presented.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States Dollars – except share, earnings per share and rate per day, unless otherwise stated)

11.	Mezzanine Equity

On March 18, 2026 the Company settled the purchase price of $4,236 of the Newbuilding MR SPA to Central Mare, through the issuance of 4,236 Series G Preferred Shares (see Note 1). On May 9, 2026 Central Mare transferred all its Series G Preferred Shares to 3 Sororibus Trust, an irrevocable trust established for the benefit of certain family members of the President, Chief Executive Officer and Director of the Former Parent, Mr. Evangelos J. Pistiolis.

Series G Perpetual Convertible Preferred Shares:

The Series G Preferred Shares have the following characteristics:

Conversion. The Company has the right, at any time and from time to time, subject to certain conditions, to convert in whole or in part at a conversion price which is the lower of (i) $195, (ii) 80% of the lowest daily VWAP of the Company’s common shares over the twenty consecutive trading days expiring on the trading day immediately prior to the date of delivery of a conversion notice, (iii) the conversion price or exercise price per share of any of the Company’s then outstanding convertible shares or warrants, (iv) the lowest issuance price of the common shares in any transaction from the date of the issuance of the Series G Preferred Shares onwards, but in no event will the Series G Preferred Shares Conversion Price be less than $0.60 (the “Floor Price”). The Floor Price is adjusted (decreased) in case of splits or subdivisions of the Company’s outstanding shares and is not adjusted in case of reverse stock splits or combinations of the Company’s outstanding shares.

Voting. The holders of Series G Preferred Shares are entitled to the voting power of one thousand (1,000) of the Company’s common shares per Series G Preferred Share.

Redemption. The Company at its option shall have the right to redeem a portion or all of the outstanding Series G Preferred Shares. The Company shall pay an amount equal to one thousand dollars ($1,000) per each Series G Preferred Share (the “Liquidation Amount”), plus a redemption premium equal to fifteen percent (15%) of the Liquidation Amount being redeemed if that redemption takes place up to March 18, 2027 and twenty percent (20%) of the Liquidation Amount being redeemed if that redemption takes place after such date.

Dividends. The holders of outstanding Series G Preferred Shares shall be entitled to receive semi-annual dividends equal to fifteen percent (15%) per year of the liquidation amount of the then outstanding Series G Preferred Shares.

The Company determined that the Series G Preferred shares were more akin to equity than debt and that the above identified conversion feature, subject to adjustments, was clearly and closely related to the host instrument, and accordingly bifurcation and classification of the conversion feature as a derivative liability was not required. Given that the Series D preferred stock’s holder (Lax Trust) controlled a majority of the Company votes, and is affiliated with Mr. Evangelos J. Pistiolis, with whom 3 Sororibus Trust, that is the holder of the Series G Preferred shares is also affiliated, the preferred equity was in essence redeemable at the option of the holder and hence was classified in Mezzanine equity as per ASC 480-10-S99 “Distinguishing liabilities from Equity – SEC Materials”. Upon issuance the Company adjusted the carrying value of the Series G Preferred Shares to the maximum redemption amount ($4,871), resulting in an increase of $635, which has been accounted for as deemed dividend.

During the six-month period ended June 30, 2026 the Company declared $183 of dividends to the Series G Preferred Shares holder.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States Dollars – except share, earnings per share and rate per day, unless otherwise stated)

12.	Fair Value of Financial Instruments and Concentration of Credit Risk

Concentration of credit risk

The principal financial assets of the Company consist of cash on hand and at banks, due from related parties, restricted cash and other receivables (including EUAs). The principal financial liabilities of the Company consist of long-term loans, accounts payable (including EUAs) due to suppliers and accrued liabilities.

a.	Interest rate risk: The Company as of June 30, 2026, is subject to market risks relating to changes in interest rates, since all of its debt is subject to floating interest rates.

b.	Credit risk: Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash. The Company places its temporary cash investments, consisting mostly of deposits, with high credit qualified financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions with which it places its temporary cash investments.

c.	Fair value:

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents and restricted cash are considered Level 1 items as they represent liquid assets with short term maturities. The Company considers its creditworthiness when determining the fair value of its liquid assets.

The carrying amounts of accounts payable, amounts due from related parties and accrued liabilities approximate their fair value because of the short maturity of these instruments.

The carrying value of long-term debt with variable interest rates (obtained through Level 2 inputs of the fair value hierarchy) approximates the fair market value as the long-term debt bears interest at a floating interest rate.

The Company follows the accounting guidance for Fair Value Measurements. This guidance enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The guidance requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities;

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data;

Level 3: Unobservable inputs that are not corroborated by market data.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States Dollars – except share, earnings per share and rate per day, unless otherwise stated)

13.	Subsequent Events

On July 13, 2026, the Company entered into an SPA with its Former Parent to purchase the shares of a company (the “Second MR SPV”) that is party to a shipbuilding contract with Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of a 47,499 dwt chemical/product oil carrier (the “Second Newbuilding MR Tanker”). The  Second Newbuilding MR Tanker is scheduled for delivery in the third quarter of 2029. The aggregate purchase price for 100% of the shares of the SPV was $6,250 (the “Second MR Consideration”). On August 14, 2026 the SPA was consummated and by that date the Second MR Consideration was fully settled. The Second MR SPV has secured time charter employment for the vessel with Trafigura with a daily rate of $18,750, starting from its delivery and for a firm duration of seven years, with charterer’s option to extend for four additional years. The Second MR SPV has also entered into a lease financing agreement with ABCFL with the same terms as the Newbuilding MR Tanker (see Note 7). The acquisition was approved by a special committee composed of independent and disinterested members of the Company’s board of directors, which obtained a fairness opinion with respect to the consideration paid to acquire the Second MR SPV from an independent financial advisor.

On July 27, 2026, the Company entered into an SPA with its Former Parent to purchase the shares of a company (the “ Third MR SPV”) that is party to a shipbuilding contract with Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of a 47,499 dwt chemical/product oil carrier (the “Third Newbuilding MR Tanker”). The Third Newbuilding MR Tanker is scheduled for delivery in the second quarter of 2029. The aggregate purchase price for 100% of the shares of the Third MR SPV is $6,500 (the “Third MR Consideration”), payable in full at closing, with the transaction expected to close by September 30, 2026, subject to customary closing conditions. In case the Company raises capital through the issuance of any common stock, preferred stock, or other equity interest prior to the closing, the Company shall be obligated to apply 100% of the net cash proceeds of such equity raises directly toward the payment of the Third MR Consideration. Furthermore, the Company may, at its option, settle all or a portion of the purchase price through the issuance of Series G Preferred Shares (see Note 11). The Third MR SPV has secured time charter employment for the vessel with Trafigura with a daily rate of $18,750, starting from its delivery and for a firm duration of seven years, with charterer’s option to extend for four additional years. The Third MR SPV has also entered into a lease financing agreement with ABCFL with the same terms as the Newbuilding MR Tanker (see Note 7). The acquisition was approved by a special committee composed of independent and disinterested members of the Company’s board of directors, which obtained a fairness opinion with respect to the consideration paid to acquire the Third MR SPV from an independent financial advisor. As of the date of these financial statements $300 of the Third MR Consideration has been settled.

The first instalment to the shipyard in respect of each of the Second Newbuilding MR Tanker and the Third Newbuilding MR Tanker, amounting to $6,780 per vessel ($13,560 in aggregate), was settled by the Former Parent, of which 85% was financed under each SPV’s ABCFL facility. The Company assumed the Second MR SPV’s facility upon consummation of the Second Newbuilding SPA and will assume the Third MR SPV’s facility upon consummation of the Third Newbuilding SPA.

In July 2026 the Company sold 973,788 common shares under the Equity Line Purchase Agreement for gross proceeds of $4,236. On July 20, 2026 the Company terminated the Equity Line Purchase Agreement.

In July 2026 the Company also sold 119,721 common shares under the 2026 Equity Line Purchase Agreement for gross proceeds of $276.

On August 5, 2026, the Company entered into an equity distribution agreement, or as they are commonly known, at-the-market offering with B. Riley Securities, Inc. (the “ATM”). Under the ATM the Company may sell up to $25,000 of its common stock with B. Riley Securities, Inc. acting as a sales agent. Since B. Riley Securities, Inc. is acting solely as a sales agent, it has no right to require any common stock sales. No warrants, derivatives, or other share classes were associated with the ATM. The Company has not issued any common shares pursuant to the ATM.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2026

Commission File Number: 001-42684

Rubico Inc.
(Translation of registrant's name into English)

20 Iouliou Kaisara Str
19002, Paiania
Athens - Greece
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

On August 17, 2026, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit 99.1. Press release dated August 17, 2026.

The information contained in this Report, except for the commentary of Kalliopi Ornithopoulou contained in Exhibit 99.1, is hereby incorporated by reference into the Registrant’s registration statement on Form F-3 (File No. 333-297207).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Rubico Inc.
(Registrant)

Date: August 17, 2026	/s/ Nikolaos Papastratis
Nikolaos Papastratis
Chief Financial Officer

EXHIBIT 99.1

Rubico Inc. Announces Financial Results for the Six Months Ended June 30, 2026

ATHENS, Greece, Aug. 17, 2026 (GLOBE NEWSWIRE) -- Rubico Inc. (Nasdaq: RUBI) (the “Company” or “Rubico”), a global provider of shipping transportation services specializing in the ownership of vessels, announced today its financial results for the six months ended June 30, 2026. The Company reported a net loss of $1.1 million, revenues of $9.7 million and net cash provided by operating activities of $4.1 million. Furthermore, as of June 30, 2026, the Company had cash and cash equivalents (including restricted cash) of $11.6 million, total assets of $149.8 million and total Stockholders’ equity of $50.5 million. The Company’s unaudited interim condensed consolidated financial statements and related operating and financial review for the six months ended June 30, 2026 are included in the Company’s Report on Form 6-K furnished to the Securities and Exchange Commission on August 14, 2026.

Kalliopi Ornithopoulou, the Company's President, Chairwoman & Chief Executive Officer, stated:

The first half of 2026 was a period of solid operational performance and clear strategic progress for Rubico. The Company's vessels are required to be drydocked every five years and during the first half of 2026 both of our operating Suezmax tankers completed their drydockings. These drydockings reduced our results by $4.6 million, comprising $2.6 million of drydocking costs, $1.5 million of revenue foregone as a result of the off-hire days incurred during the drydocking period and $0.5 million of bunkers consumed during these off-hire days.

At the same time, we continued to build the next phase of the Company. With three high-specification 47,499 dwt MR newbuilding tankers owned or under share purchase agreement for delivery in 2029, we are assembling a modern, fuel-efficient platform across the Suezmax and MR tanker segments, while our intended divestiture of the megayacht further sharpens our focus on our core shipping business.

About the Company

Rubico Inc. is a global provider of shipping transportation services specializing in the ownership of vessels. The Company is an international owner and operator of two modern, fuel-efficient, eco 157,000 dwt Suezmax tankers. Furthermore, the Company owns two 47,499 dwt MR newbuilding tankers scheduled for delivery in the third and fourth quarters of 2029 and a 60-meter newbuilding megayacht scheduled for delivery in the second quarter of 2027, which the Company intends to divest. In addition, the Company has entered into a share purchase agreement to acquire a shipowning company that owns a high-specification 47,499 dwt MR newbuilding tanker scheduled for delivery in the second quarter of 2029, with closing expected to occur by September 30, 2026.

The Company is incorporated under the laws of the Republic of the Marshall Islands and has executive offices in Athens, Greece. The Company's common shares trade on the Nasdaq Capital Market under the symbol “RUBI”.

Please visit the Company’s website at: https://rubicoinc.com/

For further information please contact:
Nikolaos Papastratis
Chief Financial Officer
Rubico Inc.
Tel: +30 210 812 8107
Email: npapastratis@rubicoinc.com

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts, including statements regarding the expected delivery of our newbuilding vessels, the expected closing of the share purchase agreement described herein, our intention to divest our newbuilding megayacht and our expectations regarding the positioning of our fleet and our future operating performance.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. Please see the Company’s filings with the Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties. The information set forth herein speaks only as of the date hereof, and the Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.